Exhibit 99.1

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Financial Statements

At December 31, 2013 and 2014 and for each of the years ended December 31, 2012, 2013 and 2014

Report of Independent Auditors

First Wind Holdings, LLC

Management

We have audited the accompanying consolidated financial statements of First Wind Holdings, LLC and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income/(loss), cash flows and capital for each of the three years in the period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Wind Holdings, LLC and Subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 15, 2015

First Wind Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31,
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$11,312	$10,601
Restricted cash	132,066	180,575
Accounts receivable, net	14,759	10,391
Prepaid expenses and other current assets	8,905	8,335
Derivative assets	7,557	9,786

Total current assets	174,599	219,688
Property, plant and equipment, net	1,500,357	1,383,961
Construction in progress	60,691	186,121
Turbine deposits	45,176	320,244
Long-term derivative assets	49,988	30,595
Other non-current assets, net	50,919	68,259
Deferred financing costs, net	29,878	44,195

Total assets	$1,911,608	$2,253,063

Liabilities and Capital
Current liabilities:
Accrued capital expenditures	$23,056	$15,027
Accounts payable and accrued expenses	31,162	31,947
Current portion of derivative liabilities	2,592	1,058
Current portion of long-term debt	12,070	430,732
Current portion of deferred revenue	21,534	21,224

Total current liabilities	90,414	499,988
Long-term debt, net of current portion	778,540	747,150
Long-term derivative liabilities	15	130,537
Deferred revenue	319,980	297,528
Deposit	—	72,000
Other long-term liabilities	8,011	7,987
Asset retirement obligations	18,214	19,243

Total liabilities	1,215,174	1,774,433
Redeemable noncontrolling interest	—	16,080
Capital:
Members’ capital	769,808	764,114
Accumulated deficit	(526,381)	(641,288)
Accumulated other comprehensive loss	—	(43,613)

Total members’ capital	243,427	79,213
Noncontrolling interests in subsidiaries	453,007	383,337

Total capital	696,434	462,550

Total liabilities and capital	$1,911,608	$2,253,063

See accompanying notes to consolidated financial statements.

First Wind Holdings, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Years Ended December 31,
	2012	2013	2014
Revenues:
Revenues	$144,055	$161,446	$179,358
Cash settlements of derivatives	10,576	5,656	5,419
Fair value changes in derivatives	4,978	(11,246)	(9,467)

Total revenues	159,609	155,856	175,310
Cost of revenues:
Project operating expenses	60,129	72,836	80,165
Depreciation and amortization	61,518	72,106	71,948

Total cost of revenues	121,647	144,942	152,113

Gross profit	37,962	10,914	23,197
Other operating expenses:
Project development	28,014	24,887	33,308
General and administrative	22,525	14,651	18,567
Depreciation and amortization	2,939	1,972	1,427

Total other operating expenses	53,478	41,510	53,302

Loss from operations	(15,516)	(30,596)	(30,105)
Fair value changes in derivatives	(20,701)	20,678	(96,914)
Other income (expenses)	(125,421)	157,107	53,782
Interest expense, net	(56,909)	(65,111)	(59,581)

Income (loss) before provision for income taxes	(218,547)	82,078	(132,818)
Provision for income taxes	44	—	—

Net income (loss)	(218,591)	82,078	(132,818)
Less: Net (income) loss attributable to noncontrolling interests	(4,067)	3,547	12,749
Less: Net loss attributable to redeemable interest in subsidiaries	—	—	5,162

Net income (loss) attributable to First Wind Holdings, LLC	$(222,658)	$85,625	$(114,907)

Other comprehensive income (loss):
Fair value changes in derivatives	$—	$—	$(43,613)

Total comprehensive income (loss)	$(222,658)	$85,625	$(158,520)

See accompanying notes to consolidated financial statements.

First Wind Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2012	2013	2014
Cash flows from operating activities:
Net income (loss)	$(218,591)	$82,078	$(132,818)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	64,457	74,078	73,375
Amortization of deferred financing costs	10,481	6,232	4,971
Unrealized (gain) loss on derivative instruments	15,723	(9,432)	106,381
Unit-based compensation expense	1,211	—	—
Gain on sale of subsidiary company interests	(28,445)	(93,299)	(60,502)
(Gain) loss on sale of assets	(199)	1,685	(320)
Loss on impairment of assets	95,810	—	—
Assets received in settlement	—	(6,995)	—
Property and casualty insurance proceeds	—	(13,500)	—
Loss on early extinguishment of debt	44,517	9,258	—
Swap breakage fees paid upon early extinguishment of debt	—	(7,565)	—
Income from equity method investment	—	(757)	(847)
Changes in assets and liabilities:
Accounts receivable	(1,578)	2,843	1,825
Prepaid expenses and other current assets	312	(1,321)	(385)
Other non-current assets	13,423	(15,081)	(12,814)
Other liabilities	(247)	1,325	3,978
Accounts payable and accrued expenses	12,759	(5,329)	5,028
Deferred revenue	(19,226)	(17,297)	(21,632)

Net cash provided by (used in) operating activities	(9,593)	6,923	(33,760)

Cash flows from investing activities:
Capital expenditures, net	(46,017)	(72,741)	(191,124)
Turbine deposits	—	(44,481)	(251,610)
Washington state tax refunds	—	4,466	—
Changes in restricted cash	23,095	(45,376)	(50,899)
Property and casualty insurance proceeds	—	13,500	—
Proceeds from the sale of assets	3	1,280	681
Proceeds from the sale of controlling subsidiary interests, net	—	93,700	91,942

Net cash used in investing activities	(22,919)	(49,652)	(401,010)

Cash flows from financing activities:
Proceeds from borrowings, net of issuance costs	277,309	329,161	496,054
ARRA grant proceeds	137,089	115,768	—
Proceeds from sale of non-controlling subsidiary company interests, net	225,128	38,933	12,880
Repurchase of subsidiary company interests	(13,297)	(9,020)	—
Repayment of borrowings	(434,990)	(445,842)	(63,228)
Payments related to early extinguishment of debt	(23,268)	(1,260)	—
Payment for interest rate cap agreement	—	—	(500)
Repurchase of profit interests	(1,091)	(170)	—
Distributions to noncontrolling interests	(50,941)	(20,987)	(11,116)
Distributions to members	(50,004)	(940)	(31)

Net cash provided by financing activities	65,935	5,643	434,059

Net change in cash and cash equivalents	33,423	(37,086)	(711)
Cash and cash equivalents, beginning of period	14,975	48,398	11,312

Cash and cash equivalents, end of period	48,398	$11,312	$10,601

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$57,974	$63,861	$62,097
Non-cash investing activities:
Capital expenditures and turbine deposits funded directly from borrowings	393,440	—	36,960
Fair value of asset retirement obligations	2,151	109	1,045

See accompanying notes to consolidated financial statements.

First Wind Holdings, LLC and Subsidiaries

Consolidated Statements of Capital

(in thousands)

	Series				Members’	Accumulated	Accumulated Other Comprehensive	Subtotal	Noncontrolling
	A Units	A-1 Units	A-2 Units	Profit Interests	Capital	Deficit	Loss	FWH, LLC	Interests	Total
Balance at December 31, 2011	649,681	204,500	44,878	189,919	$850,952	$(389,348)	$—	$461,604	$286,713	$748,317
Forfeitures of Series C units	—	—	—	(2,173)	—	—	—	—	—	—
Repurchase of Series C units	—	—	—	(10,624)	(1,091)	—	—	(1,091)	—	(1,091)
Repurchase of noncontrolling interests	—	—	—	—	(27,260)	—	—	(27,260)	13,963	(13,297)
Unit-based compensation	—	—	—	—	1,211	—	—	1,211	—	1,211
Transaction costs associated with tax equity financing	—	—	—	—	(2,379)	—	—	(2,379)	—	(2,379)
Distributions	—	—	—	—	(50,004)	—	—	(50,004)	(50,941)	(100,945)
Sale of subsidiary company interests	—	—	—	—	—	—	—	—	199,063	199,063
Net income (loss)	—	—	—	—	—	(222,658)	—	(222,658)	4,067	(218,591)

Balance at December 31, 2012	649,681	204,500	44,878	177,122	771,429	(612,006)	—	159,423	452,865	612,288
Issuance of Series C units	—	—	—	2,284	—	—	—	—	—	—
Repurchase of noncontrolling interests	—	—	—	—	(131)	—	—	(131)	(8,889)	(9,020)
Repurchase of Series C units	—	—	—	(1,939)	(170)	—	—	(170)	—	(170)
Sale of subsidiary company interests	—	—	—	—	—	—	—	—	33,622	33,622
Transaction costs associated with tax equity financing	—	—	—	—	(380)	—	—	(380)	(57)	(437)
Distributions	—	—	—	—	(940)	—	—	(940)	(20,987)	(21,927)
Comprehensive income (loss)	—	—	—	—	—	85,625	—	85,625	(3,547)	82,078

Balance at December 31, 2013	649,681	204,500	44,878	177,467	769,808	(526,381)	—	243,427	453,007	696,434
Forfeitures of Series C units	—	—	—	(4,011)	—	—	—	—	—	—
Sale of subsidiary company interests	—	—	—	—	2,697	—	—	2,697	(45,805)	(43,108)
Transaction costs associated with tax equity financing	—	—	—	—	(8,360)	—	—	(8,360)	—	(8,360)
Distributions	—	—	—	—	(31)	—	—	(31)	(11,116)	(11,147)
Comprehensive loss	—	—	—	—	—	(114,907)	(43,613)	(158,520)	(12,749)	(171,269)

Balance at December 31, 2014	649,681	204,500	44,878	173,456	$764,114	$(641,288)	$(43,613)	$79,213	$383,337	$462,550

See accompanying notes to consolidated financial statements.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 —BUSINESS

First Wind Holdings, LLC (First Wind) and its subsidiaries (collectively, the Company) are engaged in the development, construction and operation of utility-scale wind and solar energy projects principally in the Northeastern and Western regions of the continental United States and Hawaii. First Wind is a limited liability company organized under the laws of Delaware.

Operating Projects

At December 31, 2014, the Company operates the following renewable energy projects, which it developed, with a total of 823 megawatts (MW) in gross nameplate capacity:

Project	Capacity (MW)		Commercial Operation
Wind
Northeast(1)
Blue Sky East, LLC (Bull Hill)	34		October 2012
Canandaigua Power Partners, LLC and Canandaigua Power Partners II, LLC (together, Cohocton)	125		January 2009
Erie Wind, LLC (Steel Winds II)	15		January 2012
Evergreen Wind Power, LLC (Mars Hill)(2)	42		March 2007
Evergreen Wind Power III, LLC (Rollins)	60		July 2011
Niagara Wind Power, LLC (Steel Winds I)	20		June 2007
Stetson Holdings, LLC (Stetson I)	57		January 2009
Stetson Wind II, LLC (Stetson II)	26		March 2010
Vermont Wind, LLC (Sheffield)	40		October 2011

West(2)
Milford Wind Corridor Phase I, LLC (Milford I)	204		November 2009
Milford Wind Corridor Phase II, LLC (Milford II)	102		May 2011

Hawaii
Kaheawa Wind Power, LLC (KWP I)(2)	30		June 2006
Kaheawa Wind Power II, LLC (KWP II)(1)	21		July 2012
Kahuku Wind Power, LLC (Kahuku)(1)	30		March 2011

	806
Solar
Mass Solar 1, LLC (Mass Solar 1)(2)	17	(3)	May 2014

	823

(1)	Partially-owned (percentage interest)
(2)	Partially-owned (tax equity)
(3)	Solar capacity presented in Megawatts AC

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Construction Projects

At December 31, 2014, the Company has the following renewable energy projects under construction with a total of 498 MW in gross nameplate capacity:

Project	Capacity (MW)	Expected Commercial Operation
Wind
Evergreen Wind Power II, LLC (Oakfield)	148	2015
South Plains Wind Energy, LLC (South Plains)	200	2015
Route 66 Wind Power, LLC (Route 66)	150	2015

	498

Significant Events

On May 9, 2013, the Company, through First Wind Kawailoa Portfolio, LLC (FWKP), a wholly-owned subsidiary, sold to DESRI IV Acquisition, LLC (DESRI) 85% of its membership interests in Kawailoa Holdings, LLC (Kawailoa Holdings), the owner of the Kawailoa project for $105.5 million. This sale was accounted for as a sale of real estate and a related gain in the amount of $87.6 million is included in other income on the accompanying consolidated statements of comprehensive income (loss). A contingent liability in the amount of $4 million was recognized at the time of sale representing the maximum amount that FWKP may be required to contribute to fund certain reserves at Kawailoa. On November 14, 2014, the Company, entered into an agreement with DESRI in which it withdrew as a member of Kawailoa Holdings. The Company has written-off its net investment in Kawailoa Holdings and has recognized a loss of $2.2 million, which is included in other expenses on the condensed consolidated statements of comprehensive income (loss).

On October 7, 2014, the Company, through First Wind Panhandle Holdings, LLC and First Wind Pacific Holdings, LLC, entered into an agreement for the sale of all the membership interests in the Palouse and Route 66 projects to Corridor Energy, LLC (Corridor Energy) for $94.5 million plus a 10% interest in the acquirer. The Company finalized the sale of Route 66 and Palouse on October 29, 2014 and December 4, 2014, respectively. The Company sold its 10% membership interest in Corridor Energy on January 28, 2015.

The sale of Palouse was accounted for as a sale of real estate and a related gain in the amount of $62.7 million, net of transaction costs, is included in other income on the accompanying consolidated statements of comprehensive income (loss). The Company will not recognize a gain on sale of Route 66 until all conditions contained in the purchase and sale agreement, including substantial completion of the project, are satisfied. As such, the proceeds received in the amount of $72 million have been recorded as a deposit on the accompanying consolidated balance sheets. Route 66’s net assets are included within construction in progress and turbine deposits on the accompanying consolidated balance sheet as of December 31, 2014.

On November 17, 2014, the Company announced that it had signed a definitive agreement under which it would be acquired by SunEdison, Inc. (SunEdison) and TerraForm Power, Inc. (TerraForm) for total consideration of up to $2.4 billion (including assumption of debt) comprised of $1.9 billion in upfront consideration and a $510 million earn-out. SunEdison’s portion of the total consideration, with which it will acquire the Company’s development, construction and selected operating projects is $1.5 billion, comprised of an upfront consideration of $1.0 billion and the earn-out, which will be payable by SunEdison subject to completion of certain of the Company’s development and construction projects. TerraForm will acquire selected projects in the Company’s operating portfolio for an enterprise value of $862 million. The acquisition was completed on January 29, 2015.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 —LIQUIDITY

The Company has relied on equity contributions, unsecured debt, borrowings secured by certain of its assets, and grants under the American Recovery and Reinvestment Act of 2009 (ARRA) to fund project development spending, procurement of wind turbine generators and construction costs. As described in Note 1, the Company was acquired by TerraForm and SunEdison on January 29, 2015 and with the exception of the Bull Hill financing, construction loans and the First Wind Bridge Loan, all debt was paid off at that time using proceeds from the acquisitions, as noted in Note 7. The Company’s cash on hand at December 31, 2014, along with funds available for borrowing under existing debt facilities, expected operating cash flows and commitments from SunEdison will provide the Company with sufficient working capital to meet obligations as they become due through December 31, 2015.

NOTE 3 —SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

Overview. The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). The consolidated financial statements include First Wind Holdings’ accounts and operations and those of the subsidiaries in which it has a controlling financial interest. Upon consolidation, all intercompany accounts and transactions have been eliminated. Subsequent events potentially affecting the financial statements have been evaluated through October 15, 2015, the date these consolidated financial statements were issued.

Noncontrolling Interests. The Company uses a hypothetical liquidation at book value (HLBV) method to account for noncontrolling interests in projects where it has entered into tax equity capital transactions. HLBV uses a balance sheet methodology that considers the noncontrolling interest holder’s claim on the net assets of the entity assuming a liquidation event. Equity in income or loss under HLBV is determined by calculating the change in the amount of net worth the tax equity investors are legally able to claim based on an assumed liquidation at book value of the entity at the beginning of the reporting period compared to the end of that period. The periodic changes in noncontrolling interest in the consolidated balance sheets, excluding impact of cash distributions, are recognized by the Company as “Net (income) loss attributable to noncontrolling interests” in the consolidated statements of comprehensive income (loss).

Segment Data

The Company manages its operations on a consolidated, single-segment basis for purposes of assessing performance and making operating decisions.

Reclassifications

Certain amounts in the financial statements have been reclassified to conform to the current year presentation. These reclassifications did not affect previously reported net losses or capital.

Use of Estimates and Market Risks

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management’s estimates and judgments are derived and continually evaluated based on available information, historical experience and various other assumptions that are believed to be reasonable under the circumstances. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

estimates. In recording transactions and balances resulting from business operations, management makes estimates based on the best information available at the time the estimate is made. Estimates are used for such items as depreciable lives of property, plant and equipment; amortization periods for identifiable intangible assets; valuation of long-term commodity contracts and interest rate swaps; and asset retirement obligations (AROs). In addition, estimates are used to test long-lived assets for impairment and to determine the fair value of impaired assets. As better information becomes available or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior estimates.

The Company is subject to risks associated with price movements of energy commodities and credit associated with its commercial activities; reliability of the systems, procedures and other infrastructure necessary to operate the business; changes in laws and regulations; weather conditions; financial market conditions and access to and pricing of capital; the creditworthiness of its counterparties; reliance on tax equity financing arrangements; ability to meet obligations under debt instruments; and the successful operation of power markets, among other items.

Concentrations of Credit Risk

The Company is subject to concentrations of credit risk primarily through its cash and cash equivalents, accounts receivable, and derivative instruments. The Company mitigates its risk with respect to cash and cash equivalents and derivative instruments by maintaining its deposits and contracts at high-quality financial institutions and monitoring the credit ratings of those institutions.

The Company derives a large portion of its electricity and renewable energy certificate (REC) revenues from a small number of customers. The Company has experienced no credit losses to date on its electricity and REC sales, and does not anticipate material credit losses to occur in the future with respect to related accounts receivable. No allowance for doubtful accounts has been provided as of December 31, 2013. In 2014, the Company determined that $0.9 million of outstanding business interruption recoveries related to the Kahuku outages, described below, may not be received. The Company recorded an allowance for doubtful accounts for the full amount, which is included in accounts receivable on the accompanying consolidated balance sheet as of December 31, 2014.

Derivative Financial Instruments and Risk Management Activities

In the normal course of business, the Company employs financial instruments to manage its exposure to fluctuations in commodity prices and interest rates. The Company does not engage in speculative derivative activities or derivative trading activities. The Company enters into long-term cash settled swap agreements to hedge commodity price variability inherent in electricity sales arrangements. In instances where the Company sells electricity at market prices (e.g., where it has no full-output fixed price, long-term PPA in place), the Company seeks to protect itself against significant variability in spot electricity prices by entering into financial hedge transactions to help stabilize estimated revenue streams. These price swap agreements involve periodic notional quantity settlements where the Company swaps market prices for fixed prices, based on a commodity or market price index, over the term of an agreement.

The Company uses interest rate swap and cap agreements to convert anticipated cash interest payments under its variable rate financing arrangements to a fixed rate basis. These agreements involve the receipt of variable payments in exchange for fixed payments over the term of the agreements without the exchange of the underlying principal amounts.

The Company records, as either assets or liabilities, all derivative instruments in the consolidated balance sheets at their respective fair values. The estimated fair values of derivative instruments are calculated based on market rates. These values represent the estimated amounts the Company would receive or pay on termination of agreements, taking into consideration current market rates and the current creditworthiness of the counterparty.

The Company has designated its commodity price swap at South Plains as a cash flow hedge and applies hedge accounting to this instrument. The commodity price swap has been marked to market and the related unrealized gain

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

or loss is included in accumulated other comprehensive income or loss on the accompanying balance sheet. Gains and losses on derivatives designated as cash flow hedges are recorded in other comprehensive loss and reclassified to earnings in a manner that matches the timing of the earnings impact of the hedged transactions. The ineffective portion of all hedges, if any, is recognized currently in earnings. The Company has not formally documented or designated the remainder of its commodity price and interest rate swaps as hedges and therefore does not apply hedge accounting to these instruments. These derivative instruments have been marked to market through earnings.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of all cash balances and highly liquid investments with original maturity of three months or less. Any cash balance that cannot be used to service a general liability of the consolidated Company is classified as restricted cash in the accompanying consolidated balance sheets. Restricted cash has two components: (i) project cash available to fund daily operating expenses of the respective subsidiary, but which has limitations on distribution throughout the Company, and (ii) project and parent company restricted cash which is restricted by various financing arrangements.

The following table reflects the cash and restricted cash classifications on the consolidated balance sheets as of December 31, 2013 and 2014 (in thousands):

	December 31,	December 31,
	2013	2014
Cash and restricted cash
Cash and cash equivalents	$11,312	$10,601

Restricted cash:
Available for general use in subsidiaries	$70,422	$23,998
Restricted under financing arrangements	61,644	156,577

Total restricted cash	$132,066	$180,575

Revenue Recognition

The Company earns revenue from the sale of electricity and RECs. The Company recognizes revenues from the sale of electricity at market prices or under long-term PPAs based upon the output delivered at rates specified under the contracts. The Company recognizes revenues from the sale of RECs based upon the certificates delivered at rates specified under the contracts. The Company defers recognition of revenue from sales of electricity and RECs in instances when criteria to recognize revenue have not been met.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Revenues by major customer were as follows (in thousands, except percentages):

			December 31,
	2012		2013		2014
Southern California Public Power Authority (SCPPA)(1)	$43,865	30%	$33,116	21%	$39,822	22%
Maui Electric Company	21,849	15	23,384	14	27,993	16
Hawaiian Electric Company(2)	14,568	10	18,545	11	11,410	6
ISO New England	11,233	8	20,622	13	23,236	13

Total revenue by major customers	91,515	63	95,667	59	102,461	57
Revenues from all other customers	52,540	37	65,779	41	76,897	43

	$144,055	100%	$161,446	100%	$179,358	100%

(1)	Includes $21,786, $17,396 and $21,512 of amortization of energy prepayment for the years ended December 31, 2012, 2013 and 2014, respectively.
(2)	Includes $6,232 and $8,568 of business interruption insurance proceeds Kahuku received in connection with its outages for the years ended December 31, 2012 and 2013, respectively. In 2014, the Company recorded an allowance for doubtful accounts of $900 related to additional amounts owed for this outage.

The Company evaluates its long-term PPAs to determine whether they are leases. In the case of leases, at the inception of the lease or subsequent modification, the Company determines whether the lease is an operating or capital lease based upon its terms and characteristics. The Company has determined that several of its long-term PPAs are operating leases. The Company recognizes revenues generated under these PPAs as contingent rental income as energy is delivered or, in cases where prepayments have been received for guaranteed energy, revenue is recognized as generated, utilizing a straight-line price based on the prepayment. Revenue from these PPAs is included in revenues in the accompanying consolidated statements of comprehensive income (loss) when it becomes probable of receipt.

Prior to commercial operations of its wind energy projects, during the turbine commissioning stage, the Company may generate electricity produced in the process of testing its wind turbines. Revenue from testing is deferred and amortized over the estimated life of the wind energy project.

As described in the Derivative Financial Instruments and Risk Management Activities section of this Note 3, revenues also include risk management activities relating to operating projects, which are comprised of mark to market adjustments and cash settlements on commodity swaps.

The Company insures against losses stemming from business interruptions. In the year ended December 31, 2013, the Company recognized $8.6 million of business interruption recoveries that resulted from a fire at Kahuku’s battery energy storage system (BESS). The recoveries are included in revenues in the accompanying consolidated statements of comprehensive income (loss). The Company did not receive any business interruption insurance proceeds during the year ended December 31, 2014.

Cost of Revenues

Cost of revenues includes transmission costs, project operating expenses and depreciation and amortization of operating assets. Project operating expenses consist of such costs as contracted operations and maintenance fees, turbine and related equipment warranty fees, land rent, insurance, professional fees, operating personnel salaries and the cost of permit compliance.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Renewals and betterments that increase the useful lives of the assets are capitalized. Depreciation is recorded on a straight-line basis, and the Company reviews the estimated useful lives of its property, plant and equipment on an ongoing basis. Renewable energy project equipment and related assets are depreciated over their estimated useful lives of 25 to 30 years on a straight-line basis. Non-renewable energy project-related assets are depreciated over their estimated useful lives, which range from 3 to 7 years.

Construction in progress expenditures, insurance, interest and other costs related to construction activities are capitalized. As each project begins commercial operations, construction in progress is reclassified to property, plant and equipment and is depreciated over the estimated useful lives of the underlying assets.

The Company’s construction and equipment procurement agreements contain damage clauses relating to construction delays and contractually-specified performance targets. These clauses are negotiated to cover lost margin or revenues from a wind or solar energy project that is unable to operate when required or to perform as guaranteed. Liquidated damages received related to construction activities, and those payments received related to the failure to meet contractually specified performance targets or completion dates prior to commercial operations, are recorded as a reduction of construction in progress.

The proceeds from ARRA grants for wind energy projects have been recorded as a reduction of the cost of the wind energy projects’ property, plant and equipment. These proceeds are recognized in the combined statements of comprehensive income (loss) as a reduction in depreciation expense over the lives of the wind energy projects.

Turbine Deposits

Turbine deposits represent amounts paid to procure wind turbines. Interest costs, legal fees, and financing costs associated with the procurement of the wind turbines are also recorded as turbine deposits. Turbine deposits are classified as long-term deposits until delivery of all components has occurred, at which point the deposits will be reclassified to construction in progress.

Project Development Costs

The Company expenses all project development costs, primarily consisting of initial permitting, land rights, preliminary engineering work, analysis of project wind resources, analysis of project economics and legal work, until management deems a project probable of being technically, commercially and financially viable. Once this determination has been made, the Company begins capitalizing project development costs.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Interest Capitalization

The Company capitalizes interest on borrowed funds used to finance capital projects. Capitalization is discontinued when a project achieves commercial operation or when construction is terminated. The Company incurred interest expense of $91.1 million, $67 million and $81.9 million, respectively, for the years ended December 31, 2012, 2013 and 2014. Of these amounts, the following was capitalized and is classified as follows in the accompanying consolidated balance sheets (in thousands):

	December 31,
	2012	2013	2014
Property, plant and equipment	$34,229	$503	$864
Construction in progress	—	1,096	14,665
Turbine deposits	—	329	6,790

Total interest capitalized during the period	$34,229	$1,928	$22,319

Impairment of Long-Lived Assets

Long-lived assets primarily include property, plant and equipment. The Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. If there is an indication of impairment the undiscounted cash flows are compared to the recorded value of the asset. If the undiscounted cash flows are less than the recorded value of the asset, the asset is reduced to its estimated fair value based on a discounted cash flow analysis. Determining the fair value of long-lived assets includes significant judgment by management, and different judgments could yield different results. During the year ended December 31, 2012, write-downs of assets amounting to $28.3 million were recognized as a result of the Kahuku BESS fire, as described below in “—Other Income (Expenses)”. The write-downs are recognized in other expenses on the consolidated statements of comprehensive income (loss). No impairment of long-lived assets was recorded for the years ended December 31, 2013 and 2014.

Asset Retirement Obligations

The Company records the fair value of an ARO as a liability in the period in which a legal obligation associated with the retirement of tangible long-lived assets is incurred. Fair value is calculated utilizing a market approach based on the amount required to enter into an identical liability. The calculation takes into consideration the credit risk of the Company.

The Company enters into agreements to lease land on which to construct and operate its renewable energy projects. Pursuant to certain lease agreements, as well as applicable permits, the Company is required to decommission its renewable energy project equipment and provide for reclamation of the leased property upon the expiration, termination or cancellation of the lease agreements or cessation of commercial operation of the renewable energy project.

The Company has recorded the offsetting asset to the initial obligation as an increase to the carrying amount of the related long-lived asset and depreciates that cost over the life of the asset. The liability is accreted at the end of each period to reflect the passage of time.

Determination of AROs requires a significant number of assumptions and estimates that affect the valuation of the obligation. These estimates can change as the result of various factors including new developments or better information. Accordingly, the Company periodically reevaluates these estimates. A significant change therein could materially change the value of the obligation.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Deferred Financing Costs

Deferred financing costs represent external costs incurred to obtain debt financing and are amortized over the terms of the related debt agreements. These costs are amortized using the effective interest method in instances where the use of the straight-line method generates materially different results. Prior to renewable energy projects reaching substantial completion, non-cash interest from amortization of deferred financing costs related to construction activities is capitalized. Amortization of deferred financing costs is included in interest expense in the accompanying consolidated statements of comprehensive income (loss). As of December 31, 2013 and 2014, the Company had deferred financing costs of $44.4 million and $63.5 million, with accumulated amortization of $14.5 million and $19.3 million, respectively.

Other Non-Current Assets

Other non-current assets primarily include deposits, prepaid turbine warranty and maintenance contracts, acquired intangible assets, gearbox overhaul costs, inventory, an investment in an equity method investee, and the cost of structures constructed as required by the terms of certain PPAs and interconnection agreements.

Intangible assets consist primarily of a premium paid to acquire control of the Company’s Mars Hill project assets, land studies, maps and surveys, wind studies and data, interconnection studies and permits. These finite-lived acquired intangible assets are amortized using the straight-line method over their expected period of benefit. At December 31, 2013 and 2014, the Company had intangible assets of $14.4 million, with accumulated amortization of $4.7 million and $5.2 million, respectively. The Company recorded amortization expense of $0.5 million per year for the years ended December 31, 2012, 2013 and 2014. As of December 31, 2014, amortization of finite-lived intangible assets is expected to be approximately $0.5 million per year for each of the next five years, with an aggregate amount of $6.5 million remaining to be expensed thereafter.

The cost of the finite-lived structures constructed as required by the terms of certain PPAs and interconnection agreements are amortized using the straight-line method over their expected period of benefit. At December 31, 2013 and 2014, the Company had related assets of $11.4 million and $15.5 million, with accumulated amortization of $0.9 million and $1.6 million, respectively. The change in 2013 is related to the sale of Kawailoa. The change in 2014 is primarily related to the addition of $5.5 million of rebuilt interconnection assets at Kahuku. For the years ended December 31, 2012, 2013 and 2014, the Company recorded amortization expense of $0.3 million, $0.2 million and $0.5 million, respectively, which offsets revenues on the accompanying consolidated statements of comprehensive income (loss). In addition, the Company recorded amortization expense of $0.2 million, $0.3 million and $0.3 million for the years ended December 31, 2012, 2013 and 2014, respectively, which is included in project operating expenses on the accompanying consolidated statements of comprehensive income (loss).

Repair and maintenance activities, with the exception of gearbox overhauls, are expensed as incurred. Gearbox overhauls are accounted for as planned major maintenance activities using the deferral method and are amortized from the date of the overhaul to the date of the next expected overhaul, generally 10 years, using the straight-line method. The Company reviews the expected overhaul periods for its gearboxes on an ongoing basis. The Company did not incur gearbox overhaul costs in 2012. As of December 31, 2013 and 2014, the Company had capitalized $11.2 million and $16.5 million of gearbox overhaul costs, with accumulated amortization expense of $0.5 million and $1.9 million, respectively. For the years ended December 31, 2013 and 2014, the Company recorded amortization expense of $0.5 million and $1.4 million, respectively, which is included in project operating expense on the accompanying consolidated statements of comprehensive income (loss).

Inventory consists of spare parts and consumables used for turbine maintenance and are stated at cost. Spare parts and consumables are expensed in the period in which it is used. As of December 31, 2013 and 2014, inventory of $7.6 million and $ 9.2 million, respectively, is included in other non-current assets on the accompanying consolidated balance sheets.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Income Taxes

The Company has been organized as a limited liability company and, with the exception of certain subsidiaries that have elected to be taxed as corporations, is treated as a partnership for federal and state income tax purposes. No provision for federal income taxes has been made for the limited liability companies not electing to be taxed as corporations, as federal income taxes are assessed at the member level. In certain state jurisdictions and for subsidiaries that have elected to be taxed as corporations, income taxes are assessed directly to the Company. In these circumstances, income tax is accounted for under the asset and liability method.

The Company’s policy is to record estimated interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2013 and 2014, the Company had no accrued interest or penalties recorded related to uncertain tax positions. The Company has established no reserves for uncertain tax positions.

Other Income (Expenses)

Other income and expenses include gains on sale of subsidiary company interests, gains or losses on the sale of assets, losses on disposal and impairment of assets, losses on early extinguishments of debt, interest income, settlements, certain legal expenses and immaterial miscellaneous income. The following table reflects the amounts that are recorded within other income (expenses) on the Company’s consolidated statements of comprehensive income (loss):

	Year Ended December 31,
	2012	2013	2014
Gain (loss) on sale of subsidiary company interests	$28,445	$93,299	$60,502
Gain (loss) on sale of assets	199	(1,685)	221
Loss on impairment of assets	(109,214)	—	—
Property and casualty recoveries	—	13,500	—
Loss on early extinguishment of debt	(44,517)	(9,258)	—
Settlement proceeds(1)	—	61,194	—
Investment in equity method investee	—	757	847
Acquisition costs (2)	—	—	(5,923)
Other	(334)	(700)	(1,865)

	$(125,421)	$157,107	$53,782

(1)	Related to Clipper Master Agreement, further discussed in Note 14.
(2)	Related to the SunEdison and TerraForm acquisition.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accrued capital expenditures, accounts payable and accrued expenses approximates their fair value because of the short-term maturity of these instruments. The Company believes the carrying amounts of debt approximate fair value as the instruments generally bear interest at variable rates. The Kahuku Term Loan and the First Wind Capital Notes (all as defined in Note 7) are at fixed rates, but interest rates and risk premiums have not fluctuated significantly since those loans were made and therefore the Company believes the carrying amounts approximate fair value. The estimated fair values of derivative instruments are calculated based on market rates. These values represent the estimated amounts the Company would receive or pay to terminate the agreements, taking into consideration market rates and the current creditworthiness of the Company and the counterparties.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Significant New Accounting Policies

In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which provides that the amount of revenue recognized should be equal to the consideration that the entity expects to be entitled to for those promised goods or services. ASU 2014-09 provides for a five-step approach to recognizing and measuring revenue and supersedes most current revenue recognition guidance. ASU 2014-09 is effective for reporting periods beginning after December 15, 2018 for non-public entities, with early adoption permitted for reporting periods beginning after December 15, 2017. The standard permits the use of either a retrospective or a cumulative effect transition method. The Company has not determined when it will adopt ASU 2014-09 or which transition method it will use.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements- Going Concern (Subtopic 205-40) (ASU 2014-15), which intends to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and provide related footnote disclosures. ASU 2014-15 is effective for reporting periods beginning December 31, 2016. The Company does not expect the adoption of this standard to have a material impact on its financial position, results of operations and cash flows.

NOTE 4 —VARIABLE INTEREST ENTITIES

The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities such as variable interest entities (VIEs), through arrangements that do not involve controlling voting interests. A variable interest holder is required to consolidate a VIE as its primary beneficiary if that party has the power to direct the activities that would significantly impact the entity’s economic performance, if it has the obligation to absorb losses of a VIE or receive benefits that could potentially be significant to the VIE, or both.

As of December 31, 2013, the Company has a variable interest in Kawailoa Holdings. The Company retained a non-controlling portion of the membership interests in Kawailoa Holdings after the recent sale to DESRI. Kawailoa Holdings is financed by bank debt and members’ capital. It has been identified to be a VIE by nature of the terms of its LLC agreement which may at times cause DESRI to absorb losses in amounts that are disproportionately greater than its membership interests. DESRI has the power to direct Kawailoa Holdings’ significant activities and has been determined to be its primary beneficiary. Therefore, Kawailoa Holdings is not consolidated in the Company’s consolidated financial statements after the date of sale. As of December 31, 2013, the Company had an investment in Kawailoa Holdings in the amount of $5.4 million, which is included in other non-current assets on the accompanying consolidated balance sheet. This amount represents the Company’s maximum exposure to loss as a result of its involvement with Kawailoa Holdings. The Company’s interest in Kawailoa Holdings is accounted for using the equity method of accounting. On November 14, 2014, the Company withdrew as a member of Kawailoa Holdings and no longer has this variable interest.

As of December 31, 2013, the Company has a variable interest in a consolidated VIE, Palouse. Palouse, a partially-owned subsidiary, was created for the purpose of constructing and operating a 105 MW wind farm project in Whitman County, Washington. Palouse is financed by bank debt and members’ capital. It has been identified to be a VIE by nature of the terms of its Power Purchase Agreement (PPA) which grants the offtaker an option to purchase the project at a purchase price that could potentially be lower than its fair market value. This option to purchase will not be available to the offtaker until after the tenth anniversary of the project’s commercial operation date. Palouse Wind Holdings, LLC, a partially-owned subsidiary, is the primary beneficiary of the VIE, which is included in these condensed consolidated financial statements. On December 4, 2014, the Company completed the sale of its membership interest in Palouse to Corridor Energy. Therefore, Palouse is not consolidated in the Company’s consolidated financial statements after the date of sale and the Company no longer has this variable interest.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

All assets and liabilities of the Palouse VIE are included in the accompanying condensed consolidated balance sheet as of December 31, 2013 as follows (in thousands):

December 31,
2013
Restricted cash	$1,426
Accounts receivable	1,964
Prepaid expenses and other current assets	517
Property, plant and equipment, net	123,392
Long-term derivative assets	6,838
Other non-current assets, net	1,316
Deferred financing costs, net	4,195

Total assets	$139,648

Accrued capital expenditures	$641
Accounts payable and accrued expenses	2,394
Current portion of derivative liabilities	1,948
Current portion of long-term debt	1,623
Current portion of deferred revenue	391
Long-term debt, net of current portion	117,165
Deferred revenue	536
Asset retirement obligations	1,449

Total liabilities	$126,147

NOTE 5 —NONCONTROLLING INTERESTS AND TAX EQUITY TRANSACTIONS

The Company has sold equity interests in certain projects under tax equity financing arrangements. These financing arrangements entitle the tax equity investors to substantially all of the production tax credits and taxable income or loss generated by the project, including the tax benefits of accelerated depreciation available under the tax code (together referred to as the project’s “tax attributes”), and a portion of the operating cash flows, until the tax equity investors achieve their targeted investment returns and return of capital. Upon a tax equity investor’s achieving its targeted return, the Company has the option to acquire its equity interest at the price described within the respective agreements. Generally, this price would be the higher of the investor’s capital account or the then-current market value of their interest or an amount sufficient to provide the investor with the return outlined in the agreement. The Company retains controlling interests in the subsidiaries that own the projects, and consolidates such subsidiaries. The terms of the tax equity financing arrangements also include restrictions on the transfer of assets from the relevant subsidiary without the consent of the tax equity investors.

For the year ended December 31, 2012, 2013 and 2014, the Company made distributions to its tax equity investors and a noncontrolling member of the subsidiary that owns KWP I of $4.8 million, $2.7 million and $7.2 million, respectively, to the tax equity investors and a noncontrolling member of the subsidiary that owns Milford I and Milford II of $6.9 million, $6.1 million and $0 million, respectively, and to the tax equity investors in the subsidiary that owns Mars Hill of $3.5 million, $1.9 million and $2.2 million, respectively.

The Company made distributions to the tax equity investor in Sheffield of $35.6 million and $10 million for the years ended December 31, 2012 and 2013, respectively. On May 31, 2013, the Company repurchased the tax equity interest in Sheffield for $8.9 million.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In June 2012, the Company finalized an agreement with Emera Inc. and its subsidiary, Northeast Wind Holdings, LLC (NE Wind Holdings) (collectively, NE JV Partner) to form a joint venture, Northeast Wind Partners II, LLC (NE Wind Partners II) for the operation of projects in Maine, New Hampshire, Vermont, Massachusetts, Connecticut, Rhode Island, and New York. As a result, NE Wind Partners II directly and indirectly owns certain of the Company’s assets as an indirect subsidiary. At December 31, 2013 and 2014, NE Wind Holdings’ interests in NE Wind Partners II are reflected in noncontrolling interests in subsidiaries on the accompanying consolidated balance sheets.

In October 2012, the Company purchased from its partners, Makani Nui Associates, LLC and MNA Kawailoa, LLC, the membership interests in Hawaii Wind Partners, LLC and Kawailoa Holdings, partial owners of KWP I and Kawailoa, respectively. The equity interests were purchased for $13.3 million.

In December 2012, the Company entered into a tax equity financing agreement, accounted for as a noncontrolling interest, with CIRI Energy, LLC (CIRI) for the sale of equity interests in its Palouse project. The initial capital contribution of $25 million was received from CIRI at the execution of the agreement. The remaining capital contribution of $25 million was received on February 28, 2013. The Company made distributions to CIRI of $0.2 million for the years ended December 31, 2013. During the period from January 1, 2014 through the date of sale, the Company made distributions of $1.1 million to the tax equity investors in Palouse.

Noncontrolling interests in subsidiaries are comprised of the following as of December 31, 2013 and 2014 (in thousands):

	December 31,	December 31,
	2013	2014
Noncontrolling interest attributable to:
Tax equity investors	$286,403	$232,604
Other subsidiary equity ownership interests	166,604	150,733

Total noncontrolling interest	$453,007	$383,337

On August 22, 2013, the Company entered into a tax equity financing agreement with Firstar Development, LLC (Firstar) for the sale of equity interests in Mass Solar 1 Holdings, LLC. The initial capital contribution of $1.2 million was received in 2013, and was accounted for as a deposit in accordance with ASC 360-20. The remaining contribution of $20 million was received on August 15, 2014.

Firstar has been determined to hold a redeemable noncontrolling interest in the project. The tax equity financing agreement gives the investor the right to redeem its membership interest for an amount equal to the fair market value plus any accrued and unpaid guaranteed distributions during the six month period following the anniversary of the date the tax equity investment has met the targets specified in the agreement. As of December 31, 2014, the tax equity investment in the amount of $16.1 million is classified as redeemable noncontrolling interest on the accompanying consolidated balance sheet.

On February 11, 2014, the Company entered into a tax equity financing agreement, accounted for as a noncontrolling interest, with Morgan Stanley Wind and Texas Wind II, LLC for the sale of equity interests in Route 66. The capital contribution, in the amount of $178.1 million, is due to be paid upon achieving all necessary conditions, including substantial completion of the project, as defined in the agreement.

On April 30, 2014, the Company entered into a tax equity financing agreement with Firstar for the sale of equity interests in Oakfield. Firstar paid $1.2 million in cash at closing, which was accounted for as a deposit in accordance with ASC 360-20 Property, Plant and Equipment – Real Estate Sales (ASC 360-20) and is classified within other long-term liabilities on the consolidated balance sheet. The remaining contributions of $118.6 million will be made in multiple installments based on project milestones, as specified in the agreement.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On November 6, 2014, the Company entered into a tax equity financing agreement with Morgan Stanley and Goldman, Sachs & Co. for the sale of equity interests in South Plains. The capital contribution, in the amount of $217.9 million is due to be paid upon achieving all necessary conditions, including substantial completion of the project, as defined in the agreement.

NOTE 6 —PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment is comprised of the following as of December 31, 2013 and 2014 (in thousands):

	December 31,	December 31,
	2013	2014
Land	$16,207	$35,200
Land and leasehold improvements	113,880	102,891
Furniture, fixtures, vehicles and other	29,129	30,253
Asset retirement obligations	12,956	11,726
Power generation equipment	1,617,346	1,553,649

	1,789,518	1,733,719
Accumulated depreciation	(289,161)	(349,758)

	$1,500,357	$1,383,961

Depreciation expense for all property, plant and equipment for the years ended December 31, 2012, 2013 and 2014 was $63 million, $72 million and $71.2 million, respectively.

The Company has determined that its long-term PPAs at Kahuku, KWP I, KWP II, Mars Hill, Milford I and Milford II are operating leases. The property, plant and equipment at these projects subject to the operating leases included in the December 31, 2014 consolidated balance sheet were as follows (in thousands):

Land	$8,046
Land and leasehold improvements	46,201
Furniture, fixtures, vehicles and other	10,370
Asset retirement obligations	7,402
Wind power generation equipment	830,880

902,899
Accumulated depreciation	(185,508)

$717,391

Since the revenues of the projects are based on their respective variable output, there are no minimum future rental payments; therefore, the revenues of the projects are classified as contingent rental payments. Contingent rental payments included in income for Kahuku, KWP I, KWP II and Mars Hill were $46.7 million, $41.1 million and $46.2 million for the years ended December 31, 2012, 2013 and 2014, respectively.

Prior to their respective sales, the Company had determined that the PPAs at Kawailoa and Palouse were operating leases and recognized contingent rental payments of $4.2 million, $23.9 million and $17 million, respectively, for the years ended December 31, 2012, 2013 and 2014, respectively.

The Company recognized $43.9 million, $33.2 million and $39.8 million in contingent rental payments for the years ended December 31, 2012, 2013 and 2014, respectively, for Milford I and Milford II. The contingent rental payments for Milford I and Milford II are based on generated energy at a straight-line price until guaranteed generation is met. Subsequently, revenue is recognized based on the excess energy delivered.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 7 —DEBT

The Company enters into loan agreements with financial institutions to finance the construction of renewable energy projects and the acquisition of turbines, solar panels and related equipment. The Company’s consolidated debt includes recourse and non-recourse borrowings entered into by First Wind and its subsidiaries.

The Company had the following loans outstanding as of December 31, 2013 and 2014 (in thousands except percentages):

				December 31,	December 31,
	Interest Rate		Maturity	2013	2014
Construction Loans
Mass Solar Construction Loan	L+3.50	%(3)	2014	$7,615	$—
Route 66 Construction Loan	L+3.50	%(3)	2015	—	100,543
Oakfield Construction Loan	L+2.00	%(3)	2015	—	104,179
South Plains Construction Loan	L+2.00	%(3)	2015	—	72,723

Bridge Loan
FWPV Capital Bridge Loan(2)	L+5.50	%(3)	2015	—	40,000
First Wind Bridge Loan	L+5.50	%(5)	2015	—	90,000

Term Loans
Kahuku Term Loan(1)	3.56%		2028	73,935	65,359
KWP II Term Loan(1)	L+3.00	%(4)	2018	43,540	42,277
Palouse Term Loan	L+2.25	%(4)	2023	118,788	—
Mass Solar Term Loan(1)	L+3.50	%(4)	2024	—	26,872
Hawaiian Island Holdings Loan(2)	L+8.00	%(4)	2015	15,473	12,586
Northeast Wind Capital II Term Loan B(1)	L+4.00	%(5)	2020	316,600	296,164

Bonds
First Wind Capital Notes(1), (2)	10.25%		2018	155,750	230,750

Other
Bull Hill Financing	2.81%		2032	62,055	59,816
First Wind Revolving Loan(2)	L+4.50	%(4)	2016	—	35,824
Mass Solar Working Capital Loan(1)	L+3.50	%(3)	2024	—	400
Vehicle loans	3.90%		2014	5	—

Gross Indebtedness				793,761	1,177,493
Unamortized Premium				—	3,189
Unamortized Discount				(3,151)	(2,800)

Carrying Value				790,610	1,177,882
Debt with maturities less than one year				12,070	430,732

Total long-term debt				$778,540	$747,150

(1)	Loan was paid off in full on January 29, 2015 in conjunction with the TerraForm acquisition of the First Wind.
(2)	Loan was paid off in full on January 29, 2015 in conjunction with the SunEdison acquisition of First Wind.
(3)	As of December 31, 2014, L + equals 1 month LIBOR plus x%
(4)	As of December 31, 2014, L + equals 3 month LIBOR plus x%
(5)	If LIBOR is under 1.00%, interest is equal to 1.00% plus the applicable margin.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Debt Facilities

KWP I Term Loan. On August 16, 2007, the Company through KWP I, an indirect subsidiary, entered into a term loan with HSH which allows KWP I to draw up to $15 million to finance any payment due upon the termination of its commodity swap (KWP I Term Loan). The KWP I Term Loan is secured by the KWP I project and all of its assets. In 2013, the related commodity swap expired and amounts under this loan are no longer available and no amounts had been drawn. The KWP I Term Loan provides for a $3 million letter of credit facility (KWP I LC Facility) to support certain obligations including KWP I’s land lease and commodity swap agreement. The KWP I LC Facility is subject to a quarterly unutilized commitment fee of 0.50%. As of December 31, 2013 and 2014, the issued letters of credit totaled $2.5 million.

First Wind LC Facility. On March 23, 2010, First Wind Utah Holdings, LLC (First Wind Utah Holdings), an indirect subsidiary, entered into a $50 million letter of credit facility (First Wind LC Facility) with The Royal Bank of Scotland Plc as administrative agent and fronting bank; RBS Securities Inc. as arranger and joint bookrunner and affiliates of Credit Suisse, Deutsche Bank, Goldman Sachs, and Morgan Stanley as joint bookrunners. On May 20, 2011, simultaneously with the issuance of the First Wind Capital Notes, a subsidiary of the Company amended the First Wind LC Facility to expand the capacity to $65 million. In October 2011, the availability under the First Wind LC Facility was increased to $75 million. The First Wind LC Facility was scheduled to expire and letters of credit were scheduled to mature on May 20, 2014. On July 25, 2013, First Wind Utah Holdings agreed to extend the facility, $50 million of which may now be used as a revolving loan (First Wind Revolving Loan). Availability under the First Wind Revolving Loan is subject to limitations based on total letters of credit outstanding. BNP Paribas serves as fronting bank, collateral agent, administrative agent, arranger and bookrunner while Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc. serve as joint bookrunners. Onewest Bank, FSB serves as the depositary and joined the facility as a bookrunner in August 2013. The maturity date of the facility is July 24, 2016.

The First Wind LC Facility is guaranteed by First Wind, First Wind Portfolio, LLC (First Wind Portfolio), First Wind Capital, LLC (First Wind Capital) and First Wind Utah Portfolio, LLC (First Wind Utah Portfolio). The First Wind LC Facility is subject to a letter of credit fee of 4.25% per annum on issued letters of credit and a 1.00% per annum commitment fee on the undrawn balance of the facility, which is payable quarterly. The First Wind LC Facility is secured by First Wind Utah Portfolio’s membership interests in First Wind Utah Holdings and Milford Wind Corridor, LLC and subsidiaries. The First Wind LC Facility contains covenants with respect to reporting requirements and limitations on permitted indebtedness, permitted liens and investments, and member distributions. As of December 31, 2013 and 2014, the issued letters of credit totaled $25.5 million and $34 million, respectively. In 2014, the Company drew on the First Wind Revolving Loan in the aggregate amount of $48.8 million, of which $13 million was repaid prior to December 31, 2014.

Kahuku Term Loan. On July 26, 2010, the Company, through Kahuku, an indirect subsidiary, entered into a $117.3 million construction and term loan facility (Kahuku Term Loan) guaranteed by the U.S. Department of Energy (DOE). The loan is secured by the Kahuku project and all of its assets. The DOE also has a $10 million guarantee from First Wind. Principal repayment began in March 2012 and the Kahuku Term Loan matures in June 2028. Interest accrues at a rate per annum on the unpaid principal balance with the interest rates set on the dates of each loan advance.

First Wind Capital Notes. On May 20, 2011, the Company, through First Wind Capital, an indirect subsidiary, executed a $200 million bond offering (First Wind Capital Notes) with joint book running managers Credit Suisse, Deutsche Bank Securities, Goldman, Sachs & Co and Royal Bank of Scotland. The First Wind Capital Notes mature on June 1, 2018, and bear interest at a rate of 10.25% per annum, payable semiannually in arrears commencing December 1, 2011. The notes are guaranteed by the Company and First Wind Portfolio, and secured by a first priority pledge of the capital stock of First Wind Capital’s ownership interest in certain of its direct subsidiaries and first priority security interest in reserve accounts for capital expenditures and debt service. The First Wind Capital Notes rank pari passu in right of payment with any existing and future senior indebtedness of First Wind Capital.

At any time prior to June 1, 2014, First Wind Capital may redeem up to 35% of the outstanding aggregate principal amount of First Wind Capital Notes at a redemption price equal to 110.25% of the principal amount of the notes redeemed with cash proceeds from an equity offering, provided at least 65% of the aggregate principal of the

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

notes issued remain outstanding. Also at any time throughout the term of the notes, First Wind Capital may redeem all or part of the First Wind Capital Notes at various premiums that ratably decline to a 100% redemption price as of June 14, 2017. The Company repurchased $18 million of the First Wind Capital Notes during the year ended December 31, 2013. On April 1, 2014, the Company executed a bond offering for an additional $75 million of the First Wind Capital Notes at 105%, in addition to the $155.8 million then outstanding. The new First Wind Capital Notes have identical rights as the original notes. Interest is payable semiannually in arrears, and the notes mature on June 1, 2018. The First Wind Capital Notes contain covenants with respect to reporting requirements and limitations on permitted indebtedness, permitted liens and investments, and member distributions. A default by a subsidiary of First Wind Capital or on any other future indebtedness in excess of $50 million would generate a default on the First Wind Capital Notes.

KWP II Term Loan. On November 21, 2011, the Company, through KWP II, an indirect subsidiary, entered into a construction and term loan facility with KeyBank and Union Bank. On July 31, 2012, the Company satisfied the term conversion conditions and the outstanding principal was converted to a term loan facility (KWP II Term Loan) and additional borrowings were provided in the aggregate amount of $47.8 million, which is the maximum term loan commitment. The KWP II Term Loan matures on July 31, 2018. The loan is secured by KWP II and all of its assets. Interest is payable quarterly at a rate of LIBOR plus an applicable margin of 3.00% through year 4 and 3.25% thereafter. In addition, a letter of credit facility of $6.1 million was provided (KWP II LC Facility). The KWP II LC Facility is subject to a quarterly letter of credit fee of 3.00% and a commitment fee of 0.625% of the average available balance for such quarter. As of December 31, 2013 and 2014, the outstanding balance of the KWP II LC Facility was $5.7 million and $5.8 million, respectively.

Hawaiian Island Holdings Loan. On November 21, 2011, the Company through Hawaiian Island Holdings, LLC, an indirect subsidiary, entered into a $25 million secured promissory note with KeyBank as arranger (Hawaiian Island Holdings Loan). The note is guaranteed by First Wind and First Wind Capital. The Hawaiian Island Holdings Loan is scheduled to mature on November 19, 2015. The Company is required to make principal payments in the amount of $5 million prior to June 30, 2015 so that the outstanding balance at that date is no greater than $15.6 million. Interest is payable quarterly and at the maturity date at LIBOR plus an applicable margin of 8.00%.

Palouse Construction Loan and Palouse ARRA Grant Bridge Loan. On December 15, 2011, the Company, through Palouse, an indirect subsidiary, entered into a financing agreement for a $119.1 million construction and term loan facility (Palouse Construction Loan), a $51.8 million ARRA grant bridge loan (Palouse ARRA Grant Bridge Loan), and a $39.9 million letter of credit facility (Palouse LC Facility) with KeyBank. The loans are secured by Palouse and all of its assets. On March 13, 2013, the Palouse ARRA Grant Bridge Loan was paid using the ARRA grant proceeds received on March 8, 2013. On March 20, 2013, the Company satisfied the term conversion conditions of the Palouse Construction Loan and converted the outstanding balance of $119.1 million to a term loan maturing on March 20, 2023 (Palouse Term Loan). Interest on the Palouse Term Loan is payable quarterly at LIBOR plus 2.25% during years 1-4, 2.50% during years 5-8, and 2.75% thereafter. The Palouse LC Facility is subject to a quarterly unutilized commitment fee of 0.75%. As of December 31, 2013, the outstanding balance on the Palouse LC Facility was $39.9 million.

Bull Hill Financing. On April 20, 2012, the Company entered into a construction financing agreement including a construction loan, an ARRA grant bridge loan and a letter of credit facility. On November 21, 2012, the Company sold substantially all of Bull Hill’s property, plant and equipment to a financial institution and simultaneously entered into a long-term lease with that financial institution for the use of the assets. The Company received proceeds in the amount of $95.2 million from the execution of the sale-leaseback transaction. These proceeds were used to the pay the outstanding obligation under the financing agreement with Union Bank in the amount of $67.7 million and to make an initial lease payment in the amount of $22.9 million. In 2013, a payment to Union Bank was made in the amount of $7.8 million that resulted from a purchase price adjustment and is reflected in the carrying value of debt on the accompanying consolidated balance sheets. As per the terms of the agreement, the Company will continue to operate the wind energy project and has the option to extend the lease or repurchase the assets sold at the end of the lease term. The Company has recorded its obligations under the lease as debt on the consolidated balance sheets.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In addition, a letter of credit facility was provided in the amount of $5.9 million by Bankers Commercial Corporation (Bull Hill LC Facility). The Bull Hill LC Facility is subject to quarterly LC fees of 2.50% from lease commencement through year 5, and 2.75% thereafter. As of December 31, 2013 and 2014, the outstanding balance on the Bull Hill LC facility was $5.6 million.

Northeast Wind Capital II Term Loan B. On November 14, 2013, the Company, through Northeast Wind Capital II, LLC (Northeast Wind Capital II), entered into a credit agreement in the amount of $320 million, net of a 1% discount. Proceeds from the Northeast Wind Capital II Term Loan B were used to pay the then outstanding balances of term loans at certain of the Company’s subsidiaries. The effective interest rate of the Northeast Wind Capital II Term Loan B is 7.348% and it is scheduled to mature on November 14, 2020. Principal and interest payments are made quarterly at a rate equal to a base rate plus an applicable margin. In addition, the credit agreement provides for letter of credit facilities totaling $80 million during the first ninety days of the agreement which will reduce to $75 million thereafter (Northeast Wind Capital II LC). Letter of credit fees of 4.0% for issued letters of credit and commitment fees of 0.75% on the undrawn balance of the facilities will be payable quarterly. As of December 31, 2013 and 2014, the outstanding balance on the Northeast Wind Capital II LC was $69.3 million and $70.8 million, respectively.

Route 66 Construction Loan. On February 11, 2014, the Company, through Route 66, entered into a financing a $203.5 million construction loan (Route 66 Construction Loan) and a $2.2 million letter of credit facility (Route 66 LC Facility). The loans are secured by the Route 66 and all of its assets.

The Route 66 Construction Loan is scheduled to mature at the earlier of 1) October 1, 2015 or 2) upon the receipt of final funding proceeds expected to be received in 2015 under a tax equity agreement entered into by the Route 66’s member. Interest on the Route 66 Construction Loan is payable quarterly at a rate of LIBOR plus an applicable margin of 2.00%. As of December 31, 2014, $103 million was available for borrowing under the Route 66 Construction Loan.

The Route 66 Construction Loan is subject to a quarterly unutilized commitment fee of 0.80%. As of December 31, 2014, the Company had issued letters of credit under the Route 66 LC Facility amounting to $2.2 million and the related interest rate was 2.00%.

FWPV Capital Bridge Loan. On April 30, 2014, the Company, through FWPV Capital, LLC (FWPV Capital), entered into a financing agreement for a $40 million bridge loan. The loan matures no later than April 30, 2015; however proceeds from the occurrence of certain earlier events are to be used to repay the loan. The loan is secured by the First Wind Operating Entities’ interest in FWPV Capital and by the assets of FWPV Capital. Interest on the FWPV Capital Bridge Loan is payable quarterly at a rate of LIBOR plus an applicable margin of 5.50%.

Mass Solar Loans. On August 22, 2013, the Company, through Mass Solar 1, entered into a financing agreement for a $27 million construction and term loan facility (Mass Solar Construction Loan), a $20.2 million tax equity bridge loan (Mass Solar TE Bridge Loan), a $2 million working capital loan (Mass Solar Working Capital Loan), and a $3.4 million letter of credit facility (Mass Solar LC Facility). The loans are secured by the First Wind Operating Entities’ interest in Mass Solar 1 and by the assets of Mass Solar 1.

On August 15, 2014, the term conversion conditions were satisfied and the outstanding principal was converted to a term loan facility (Mass Solar Term Loan) in the amount of $27 million, which is the maximum term loan commitment. The Mass Solar Term Loan matures on August 15, 2024. In addition, the outstanding principal on the Mass Solar TE Bridge Loan was repaid in the amount of $13 million with tax equity transaction proceeds received on this date.

As of December 31, 2013, the Company had not drawn on the Mass Solar Working Capital Loan or the Mass Solar LC Facility. As of December 31, 2014, $0.4 million had been drawn on the Mass Solar Working Capital Loan. The Mass Solar Working Capital Loan is subject to a quarterly unutilized commitment fee of 0.75%. Interest on the Mass Solar Term Loan and Mass Solar Working Capital Loan is payable quarterly at a rate of LIBOR plus an applicable margin of 3.50% through year 3, 3.75% from years 4 through 6, and 4.00% thereafter. As of December 31, 2014, the outstanding balance of the Mass Solar LC Facility was $3.4 million and was subject to a letter of credit fee of 3.00%.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Oakfield Construction Loan. On April 30, 2014, Oakfield Wind entered into a financing agreement for a $117.5 million construction and term loan facility (Oakfield Construction Loan), a $118.6 million ITC Bridge Loan bridge loan (Oakfield ITC Bridge Loan) and a $23.1 million letter of credit facility (Oakfield LC Facility). The loans are secured by Oakfield and all of its assets. The Oakfield Construction Loan and Oakfield ITC Bridge Loan are scheduled to mature at the earlier of Firstar’s final funding or December 15, 2015. However, the Company has the option to convert the construction loan facility to a term loan facility before that date upon achieving all necessary conditions including substantial completion of the project as defined in the agreement. The amount of the term conversion shall not exceed the lesser of $117.6 million or the highest principal balance that would allow certain minimum debt service coverage ratios to be met throughout the term of the loan. Construction loan amounts borrowed in excess of the final term conversion amount calculated would have to be repaid before term conversion. Interest on the Oakfield Construction Loan is payable monthly at LIBOR plus an applicable margin of 2.00%. As of December 31, 2014, $13.3 million was available for borrowing under the Oakfield Construction Loan.

The Oakfield ITC Bridge Loan is scheduled to mature at the earlier of the day after the receipt of proceeds from Firstar’s final funding or the term conversion date of the Oakfield Construction Loan. Interest on the Oakfield ITC Bridge Loan is payable quarterly at LIBOR plus an applicable margin of 2.00%. As of December 31, 2014, the Company had not drawn on the Oakfield ITC Bridge Loan.

The Oakfield Construction Loan, Oakfield ITC Bridge Loan, and Oakfield LC Facility are subject to a quarterly unutilized commitment fee of 0.50%. As of December 31, 2014, the Company had issued letters of credit under the Oakfield LC Facility amounting to $8.1 million and the related interest rate was 2.00%.

South Plains Construction Loan. On November 6, 2014, the Company entered into a financing agreement for a $253. 6 million construction loan (South Plains I Construction Loan) and a $17.7 million letter of credit facility (South Plains I LC Facility). The loans are secured by the Company and all of its assets. The South Plains I Construction Loan is scheduled to mature at the earlier of final funding of a tax equity agreement entered into by the Company’s member or December 31, 2015. The South Plains I LC Facility is scheduled to mature on December 31, 2015. Interest on the South Plains I Construction Loan is payable quarterly at a base rate plus an applicable margin. As of December 31, 2014, $180.8 million was available for borrowing under the South Plains I Construction Loan.

The South Plains I Construction Loan is subject to a quarterly unutilized commitment fee of 0.80%. As of December 31, 2014, the Company had issued letters of credit under the South Plains I LC Facility amounting to $17.7 million and the related interest rate was 2.00%.

First Wind Bridge Loan. On December 12, 2014, First Wind entered into a $140 million credit and guaranty agreement (First Wind Bridge Loan) and $25 million (First Wind Bridge LC Facility). The FWH Bridge Loan is secured by all the assets of the certain subsidiaries of the Company as defined in the agreement. Interest payments are made quarterly at a rate equity to a base rate plus an applicable margin. The First Wind Bridge Loan is scheduled to mature at the earlier of a change of control or December 12, 2015, provided that the maturity date may be extended from time to time. As of December 31, 2014, $50 million was available for borrowing under the First Wind Bridge Loan and no letters of credit had been issued under the First Wind Bridge LC Facility. The First Wind Bridge Loan and First Wind Bridge LC Facility are subject to a quarterly unutilized commitment fee of 2.75%.

On January 29, 2015, the Company amended the First Wind Bridge Loan to remove maturity upon a change of control of the Company. In conjunction with these events the Company made a principal payment in the amount of $25 million.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Aggregate Debt Repayments

The Company’s estimated aggregate debt repayments as of December 31, 2014 for the next five years and thereafter are as follows (in thousands):

2015	$431,181
2016	47,729
2017	12,752
2018	285,435
2019	14,331
Thereafter	386,454

$1,177,882

NOTE 8 —DERIVATIVE FINANCIAL INSTRUMENTS

As discussed in Note 3, in the normal course of business the Company employs a variety of financial instruments to manage its exposure to fluctuations in interest rates and energy prices. In instances where the Company does not applied hedge accounting to these instruments, the changes in fair value related to derivative financial instruments are recorded in the statement of comprehensive income (loss). The Company applies cash flow hedge accounting to its commodity derivative at South Plains and records the changes in fair value related to this derivative financial instrument in accumulated other comprehensive income (loss) on the balance sheet, with any ineffectiveness recorded in the statement of comprehensive income (loss). The following tables reflect the amounts that are recorded in the Company’s consolidated balance sheets as of December 31, 2013 and 2014 (in thousands):

	December 31, 2013			December 31, 2014
	Interest Rate Derivatives	Commodity Derivatives	Total	Interest Rate Derivatives	Commodity Derivatives	Total
Balance Sheet:
Assets
Derivative assets	$—	$7,557	$7,557	$—	$9,786	$9,786
Long-term derivative assets	8,956	41,032	49,988	59	30,536	30,595

Total assets	$8,956	$48,589	$57,545	$59	$40,322	$40,381

Liabilities
Derivative liabilities	$2,592	$—	$2,592	$1,058	$—	$1,058
Long-term derivative liabilities	15	—	15	20,223	110,314	130,537

Total liabilities	$2,607	$—	$2,607	$21,281	$110,314	$131,595

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following tables reflect the amounts that are recorded in the Company’s consolidated statements of comprehensive income (loss) for the years ended December 31, 2012, 2013 and 2014 related to derivative financial instruments (in thousands):

	Year Ended December 31, 2012			Year Ended December 31, 2013			Year Ended December 31, 2014
Statement of Comprehensive Income (Loss)	Interest Rate Derivatives	Commodity Derivatives	Total	Interest Rate Derivatives	Commodity Derivatives	Total	Interest Rate Derivatives	Commodity Derivatives	Total
Revenues:
Net cash settlements	$—	$10,576	$10,576	$—	$5,656	$5,656	$—	$5,419	$5,419
Fair value changes	—	4,978	4,978	—	(11,246)	(11,246)	—	(9,467)	(9,467)

	—	15,554	15,554	—	(5,590)	(5,590)	—	(4,048)	(4,048)
Other income (expenses):
Fair value changes	(20,701)	—	(20,701)	20,678	—	20,678	(29,222)	(67,692)	(96,914)
Interest expense, net of capitalized interest:
Net cash settlements	(3,550)	—	(3,550)	(6,099)	—	(6,099)	(3,102)	—	(3,102)

Net income (loss)	$(24,251)	$15,554	$(8,697)	$14,579	$(5,590)	$8,989	$(32,324)	$(71,740)	$(104,064)

Other comprehensive loss:
Loss on hedging instruments	$—	$—	$—	$—	$—	$—	$—	$(43,613)	$(43,613)

Total comprehensive loss	$(24,251)	$15,554	$(8,697)	$14,579	$(5,590)	$8,989	$(32,324)	$(115,353)	$(147,677)

Interest Rate Swap and Cap Agreements

The Company is subject to market risks from changes in interest rates. The Company regularly assesses these risks and has established business strategies regarding the use of derivative instruments to protect against adverse effects. Under interest rate swap agreements, the Company may agree to swap, at specified intervals, contractually stated fixed rates for the variable rates implicit in its debt financing agreements, based on agreed-upon notional amounts. Under interest rate cap agreements, the Company settles the difference, if positive or negative, between the underlying variable rates and contractually specified cap rates, based on agreed-upon notional amounts.

Commodity Swap Agreements

The Company enters into long-term cash-settled swap agreements to hedge commodity price variability inherent in electricity sales arrangements. If the Company sells the electricity into an independent system operator (ISO) market and there is no PPA available, the Company may enter into a commodity swap to stabilize all or a portion of the Company’s estimated revenue stream. These price swap agreements involve periodic settlements for specified quantities of electricity based on a fixed price and are obligated to pay the counterparty market price for the same quantities of electricity.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of December 31, 2013 and 2014, the Company was a party to the following derivative contracts (in thousands, except notional amounts):

	Underlying	Current or Remaining Notional Amount	Units	Periodic Settlement	Expiration	December 31, 2013
						Derivative Assets	Derivative Liabilities	Long-term Derivative Assets	Long-term Derivative Liabilities
Commodity Derivatives:
Project:
Cohocton	NYISO Zone C Real-Time Power	1,465,793	MWH	Monthly	2020	$4,288	$—	$14,786	$—
Stetson I & II	ISO-NE Mass Hub Real-Time Power	738,852	MWH	Monthly	2019	2,593	—	22,909	—
Steel Winds I & II	NYISO Zone A Real-Time Power	466,170	MWH	Monthly	2019	676	—	3,337	—
Interest Rate Derivatives:
Entity:
Palouse	6-Month LIBOR	118,787,505	USD	Semiannual	2034	—	1,947	6,838	—
KWP II	3-Month LIBOR	41,480,970	USD	Quarterly	2030	—	573	2,118	—
Mass Solar 1	3-Month LIBOR	13,503,028	USD	Quarterly	2023	—	72	—	15

						$7,557	$2,592	$49,988	$15

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Underlying	Current or Remaining Notional Amount	Units	Periodic Settlement	Expiration	December 31, 2014
						Derivative Assets	Derivative Liabilities	Long-term Derivative Assets	Long-term Derivative Liabilities
Commodity Derivatives:
Project:
Cohocton	NYISO Zone C Real-Time Power	1,254,600	MWH	Monthly	2020	$2,441	$—	$10,108	$—
Stetson I & II	ISO-NE Mass Hub Real-Time Power	605,207	MWH	Monthly	2019	5,329	—	18,256	—
Steel Winds I & II	NYISO Zone A Real-Time Power	388,475	MWH	Monthly	2019	816	—	2,172	—
South Plains	ERCOT North 345kV Hub	5,920,000	MWH	Monthly	2023	—	—	—	43,613
Route 66	ERCOT North 345kV Hub	7,773,801	MWH	Monthly	2028	1,200	—	—	66,701
Interest Rate Derivatives:
Entity:
KWP II	3-Month LIBOR	40,295,665	USD	Quarterly	2030	—	467	—	1,333
Northeast Wind Capital II(1)	1-Month LIBOR	252,726,268	USD	Monthly	2020	—	—	—	9,723
Northeast Wind Capital II(2)	3-Month LIBOR	275,785,671	USD	Quarterly	2015	—	—	59	—
South Plains	3-Month LIBOR	32,088,700	USD	Quarterly	2024	—	—	—	575
Mass Solar 1	3-Month LIBOR	13,431,943	USD	Quarterly	2023	—	121	—	381
Oakfield Wind	3-Month LIBOR	117,524,141	USD	Quarterly	2030	—	359	—	6,998
Route 66	3-Month LIBOR	30,942,157	USD	Quarterly	2024	—	111	—	1,213

						$9,786	$1,058	$30,595	$130,537

(1)	Interest rate swap with floor
(2)	Interest rate cap

As a result of not applying hedge accounting to its derivative contracts, the Company has reported non-cash losses of $15.7 million, non-cash gains of $9.4 million and non-cash losses of $106.4 million related to marking the values of its derivative contracts to market for the years ended December 31, 2012, 2013 and 2014, respectively. These gains and losses were a result of fluctuations in the underlying forward electricity prices for which the commodity price swap contracts are intended to economically hedge, and changes in underlying interest rates for which the interest rate derivative contracts are intended to economically hedge. The Company has reported a $43.6 million on its cash flow hedge for the year ended December 31, 2014, which is recorded in other comprehensive loss on the statement of comprehensive income (loss).

As of December 31, 2014, the Company has posted letters of credit in the amount of $1.5 million as collateral related to certain commodity swaps. Certain of the Company’s derivative contracts contain provisions providing the counterparties a lien on specific assets as collateral. The Company has no credit risk-related contingent features within all derivatives that affect the Company’s derivative portfolio as of December 31, 2014.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 9 —ASSET RETIREMENT OBLIGATIONS

The following table presents a reconciliation of the beginning and ending aggregate carrying amounts of AROs for the year ended December 31, 2014 (in thousands):

Balance at January 1, 2014	$18,214
Additions—incurred during the year	1,045
Accretion	1,569
Sale of Palouse	(1,585)

Balance at December 31, 2014	$19,243

Accretion expense is included in depreciation and amortization on the accompanying consolidated statements of comprehensive income (loss). The Company records assets related to AROs in property, plant and equipment on the accompanying consolidated balance sheets.

NOTE 10 —FAIR VALUE MEASUREMENTS

The Company holds interest rate and commodity price swaps that are carried at fair value. The Company determines fair value based upon quoted prices when available or through the use of alternative approaches when market quotes are not readily accessible or available.

Valuation techniques for fair value are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s best estimate, considering all relevant information. These valuation techniques involve some level of management estimation and judgment. The valuation process to determine fair value also includes making appropriate adjustments to the valuation model outputs to consider risk factors. The fair value hierarchy of the Company’s inputs used to measure the fair value of assets and liabilities during the current period consists of three levels:

•	Level 1—Quoted prices for identical instruments in active markets.

•	Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

If inputs used to measure an asset or liability fall within different levels of the hierarchy, the categorization is based on the least observable input that is significant to the fair value measurement of the asset or liability. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In accordance with the fair value hierarchy described above, the following table shows the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value as of December 31, 2013 and December 31, 2014 (in thousands):

	December 31, 2013				December 31, 2014
	Fair Value Measurements Using				Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Interest rate derivatives	$—	$8,956	$—	$8,956	$—	$59	$—	$59
Commodity price swap derivatives	—	29,515	19,074	48,589	—	26,573	13,749	40,322

	$—	$38,471	$19,074	$57,545	$—	$26,632	$13,749	$40,381

Liabilities:
Interest rate derivatives	$—	$2,607	$—	$2,607	$—	$21,281	$—	$21,281
Commodity price swap derivatives	—	—	—	—	—	—	110,314	110,314

	$—	$2,607	$—	$2,607	$—	$21,281	$110,314	$131,595

The following table sets forth a reconciliation of changes in the fair value of derivative instruments classified as Level 3 in the fair value hierarchy for the year ended December 31, 2014 (in thousands):

Balance as of January 1, 2014	$19,074
Net loss included in earnings	(74,216)
Net loss included in other comprehensive loss	(43,613)
Other	2,190

Balance as of December 31, 2014	$(96,565)

Changes in unrealized losses relating to derivatives still held as of December 31, 2014	$(115,639)

For all derivatives, the Company has created internal valuation models to estimate the fair value, using observable data to the extent available. At each quarter-end, the models are generally prepared and reviewed by employees who manage the commodity and interest rate risks, and are then reviewed for reasonableness independently of those employees. The valuation models use the income approach, which consists of forecasting future cash flows based on contractual notional amounts and prices as well as applicable and available market data as of the valuation date. Those cash flows are then discounted using the relevant benchmark interest rate (such as LIBOR) and are further adjusted to reflect credit or nonperformance risk. This risk is estimated by the Company using credit spreads and risk premiums that are observable in the market, whenever possible. The Company’s methodology to fair value its derivatives is to start with any observable inputs; however, in certain instances the published forward rates or prices may not extend through the remaining term of the contract and management must make assumptions to extrapolate the curve, which necessitates the use of unobservable inputs. Assets and liabilities are classified as Level 3 when the use of unobservable inputs becomes significant.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table summarizes the significant unobservable inputs used for the Level 3 derivative liabilities at December 31, 2014 (in thousands, except range):

Type of Derivative	Fair Value	Unobservable Input	Range
Commodity derivatives	$(96,565)	Electricity forward price ($/MWh)	$31.07 - 67.04

The Company measures the sensitivity of the fair value of its Level 3 commodity swaps to potential changes in commodity prices using a mark-to-market analysis based on the current forward commodity prices and estimates of the price volatility. The Company estimated that a one standard deviation move in the aggregate fair value of its Level 3 commodity swap positions from December 31, 2014 to March 31, 2015 would result in approximately $41 million of gain or loss, depending on the direction of the movement in the underlying commodity prices. An increase in power forward prices will produce a mark-to-market loss, while a decrease in prices will result in a mark-to-market gain.

NOTE 11 —INCOME TAXES

The provision for income taxes is comprised of the following for the years ended December 31, 2012, 2013 and 2014 (in thousands):

	2012	2013	2014
Current federal	$23	$—	$—
Current state	21	—	—

Total current	44	—	—
Deferred federal	—	—	—
Deferred state	—	—	—

Total deferred	—	—	—

Provision for income taxes	$44	$—	$—

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2013 and 2014 are as follows (in thousands):

	2013	2014
Deferred tax assets:
Noncurrent:
Capitalized costs	$2,934	$—
Fixed assets	927	1,008
Net operating loss carryforwards	105,718	135,160
Tax credits	40,989	55,352
Unrealized loss on derivatives	277	3,447
Deferred gain	—	36,114

Subtotal	150,845	231,081

Valuation allowance	(128,772)	(181,071)

Net noncurrent deferred tax assets	$22,073	$50,011

Deferred tax liabilities:
Noncurrent:
Outside basis in partnership investment	$22,073	$50,010

Total noncurrent deferred tax liabilities	22,073	50,010

Net deferred tax liability	$—	$—

During 2011 and 2012, the Company filed entity classification elections for certain of its affiliated entities. The entity classification election was filed to change the tax classification of the entity from a pass-through entity not subject to direct taxation to an entity subject to the corporate income tax. At the time of each entity’s classification election, a deferred tax asset was established for the difference in carrying value of the entity’s assets and liabilities. The Company has established valuation allowances against its deferred tax assets because management believes that, after considering all of the available objective evidence, both historical and prospective, the realization of the deferred tax assets is not “more likely than not”.

As of December 31, 2013 and 2014, the Company has federal and state net operating loss carryforwards (NOLs) of approximately $277.5 and $360.3 million, respectively, for tax purposes, which will be available to offset future taxable income at the operating subsidiary that generated this NOL. If not utilized, these carryforwards will begin to expire in 2029-2034. As of December 31, 2014, the Company has Federal and State tax credit carryforwards of $33.5 million and $33.2 million, respectively, for tax purposes, which will be available to offset future taxable income at the operating subsidiary that generated the credit. If not utilized, these credits will begin to expire in 2022-2032. Realization of the future tax benefits is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may have limited, or may limit in the future, the amount of NOLs and credits, which could be used annually to offset future taxable income.

Tax Contingencies

The Company is subject to income taxes on subsidiaries for which entity classification elections have been made. Significant judgment is required in evaluating the Company’s tax positions and in determining the Company’s provision for income taxes. In the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company had a reserve of $19.5 million as of December 31, 2013 related to an audit in the state of Hawaii. As of December 31, 2014, the Company established no reserve for uncertain tax positions.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In 2014, the Company settled an audit with the state of Hawaii, for various taxes in open years 2005 – 2010. These years have now been closed with respect to the Company and certain of its subsidiaries and as such the related reserve balance was released.

At December 31, 2013 and 2014, there are no unrecognized tax benefits that, if recognized, would affect the annual effective tax rate. We have accrued no interest and penalties relating to unrecognized tax benefits for the years ending December 31, 2013 and 2014.

NOTE 12 —CAPITAL

Distribution Preferences and Voting Rights of Series A Units and Series B Units

The amended and restated limited liability company agreement of First Wind (LLC Agreement) authorizes First Wind to issue Series A Units, Series B Units, Series C Units and Series D Units. Series B Units, Series C Units and Series D Units are collectively referred to hereafter as Profits Interests. In general, Series A Units have been issued to First Wind’s sponsors and various lenders in return for capital contributions or concurrently with the issuance of debt and Profits Interests have been issued to members of management as compensation. Specific issuances of Series A Units and Profits Interests are described in more detail below in “—Series A Unit Issuances” and “—Profits Interests Issuances,” respectively.

Distributions and Allocations

With respect to distributions of cash, the Profits Interests are generally subordinated to the Series A-1 and Series A-2 Units to the extent of the capital contributions increased annually by the preference rate of the holders of the Series A-1 and Series A-2 Units, then to the Series A Units to the extent of the capital contributions increased annually by the preference rate of the holders of the Series A Units, and then share pro rata with the Series A-1 Units, Series A-2 Units and Series A Units thereafter. Individual series of Profits Interests may be subordinated to the extent of previously issued Profits Interests’ assigned threshold values and share pro rata with such previously issued Profits Interests and the remaining Series A Units thereafter.

Profits and losses, for partnership tax purposes, are allocated to the Series A Units and Series B units in a manner such that, as nearly as practicable, the value of each series of units equals the amount such units would receive if the Company’s net assets were sold at book value and the remaining cash was distributed in accordance with the distribution procedures above. Individual series of Series B Units, however, share pro rata with the Series A Units and the other series of Series B Units only to the extent of their capital accounts. Once their capital accounts are reduced to zero, individual series of Series B Units cease to share in the allocations of losses.

Voting Rights

As of December 31, 2014, the LLC Agreement provided that the holders of the various series of First Wind’s units have the right to designate members of the Company’s board of managers as follows:

•	the holders of a majority of the Series A Units held by the D. E. Shaw group (and its transferees and successors) are entitled to designate two managers and each successor thereof;

•	the holders of a majority of the Series A Units held by Madison Dearborn Capital Partners IV, L.P. (Madison Dearborn) (and its transferees and successors) are entitled to designate two managers and each successor thereof;

•	the holders of a majority of the Profits Interests are entitled to designate two managers and each successor thereof;

•	UPC Wind Partners II, LLC is entitled to designate one manager and each successor thereof; and

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

•	The D. E. Shaw group and Madison Dearborn (together) are entitled to designate two managers that meet the criteria of Independent Directors and each successor thereof.

Except as otherwise provided in the LLC Agreement, the affirmative vote of the holders of a majority of Series A Units is required for action to be taken by the members. Holders of Series A Units are entitled to act by written consent. In general, the holders of the Series B, C and D Units do not have voting rights. Any amendment to the LLC Agreement of First Wind that would adversely affect the holders of the Series B Units without so affecting the holders of all units, requires the approval of either (i) Paul Gaynor, if he is Chief Executive Officer at the time of such approval, or (ii) the holders of a majority of the vested Series B Units, voting together as a single class.

The LLC Agreement contains provisions limiting its managing member’s, members’ and officers’, and their respective affiliates’, liability to First Wind and its unit holders.

Series A Unit Issuances

In 2009, First Wind issued 140 million Series A-1 Units to its members in exchange for $140 million of capital contributions and in satisfaction of obligations to certain members. In addition, First Wind issued 4.5 million A-1 Units to certain members in connection with certain wind energy projects’ commencing commercial operations. In March 2010, First Wind paid $4.5 million to these members upon the remaining conditions for the payment having been met.

In 2009, in connection with the CSSW Loan described in Note 7, First Wind issued approximately 44.9 million Series A-2 Units and allocated approximately $24.3 million of the proceeds from the transaction thereto. The Series A-2 Units have an initial preference of $0.39 per unit that increases ratably over the eight years subsequent to their issuance such that, at the end of this period, their capital preference will be $1.00 per unit, which is identical to Series A and Series A-1 Units.

Series A-1 Warrant

On December 12, 2008, First Wind issued a warrant to purchase Series A-1 Units (HSH Warrant) to HSH in conjunction with a lending arrangement. The HSH Warrant entitled the holder to purchase 10 million Series A-1 Units at a price of $1.00 per unit. The number of units and the per unit price were subject to adjustment if First Wind (i) entitled its members to receive a distribution of units or other membership interests, (ii) effected a split or reverse split of its units or (iii) sold units to affiliates at a price lower than the $1.00 per unit strike price of the warrant. The HSH Warrant also contained a cashless exercise provision under which it could be exercised, in whole or in part, by the holder’s tendering the right to receive the number of Series A-1 Units equivalent in fair value to the exercise price in lieu of cash. In 2011, the Company recorded a gain of $0.7 million related to the change in its estimate of the fair value of the warrants liability, which reduced the carrying value of the instrument to zero.

The HSH Warrant was exercisable until the earlier of a Qualified Public Offering (as such term is defined in the LLC Agreement) or December 12, 2010. In accordance with the LLC Agreement, the exercise period of the HSH Warrant was extended to December 12, 2012, since neither a Qualified Public Offering nor issuance of Series A-1 Units to a party other than the existing members of First Wind at December 12, 2008 or HSH had occurred by December 12, 2010. The HSH Warrant expired unexercised on December 12, 2012.

Series B Unit Issuances

As of December 31, 2014, First Wind was authorized to issue up to 440,110 Series B Units. As of December 31, 2013 and 2014, First Wind had issued all 440,110 Series B Units. These units were generally used for employee compensation purposes and were granted by series at zero cost to the grantee. Employee Series B Unit awards generally cliff vest in three equal annual installments over a three-year term of continuous service, with accelerated vesting upon a change in control as defined in a Restricted Unit Agreement (RUA) which each grantee is required to execute.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The terms of the RUA require the forfeiture of any unvested Series B Units upon a unit holder’s separation of service from the Company. No unvested Series B Units were forfeited during 2013 and 2014.

In 2011, substantially all outstanding Series B Units were repurchased or retired by the Company. Approximately 26.8 million vested Series B Units held by former employees of the Company were repurchased for approximately $0.6 million, and approximately 88.5 million vested and unvested Series B Units held by current employees of the Company were exchanged for Series C Units as further described below.

Series C Unit Issuances

As of December 31, 2014, First Wind was authorized to issue up to 165 million Series C Units and had issued approximately 146 million Series C Units at such date (net of forfeitures). These units are generally used for employee compensation purposes and are granted by series at zero cost to the grantee. In 2011, approximately 161 million Series C Units were granted to employees of the Company in exchange for the employee’s then-outstanding vested and unvested Series B Units. The Series C Units granted in this exchange vest under a formula based on the employee’s original B-Unit vesting schedule, and as of December 31, 2014, all of the then-outstanding Series C Units issued in the exchange were vested. Apart from awards made pursuant to this exchange, employee Series C Unit awards generally cliff vest in three equal annual installments over a three-year term of continuous service, with accelerated vesting upon a change in control as defined in a RUA which each grantee is required to execute. Approximately 0.6 million unvested Series C Unit awards became vested upon the closing of the SunEdison acquisition on January 29, 2015.

The terms of the RUA require the forfeiture of any unvested Series C Units upon a unit holder’s separation of service from the Company. A total of approximately 2.2 million and 4 million unvested Series C Units were forfeited during 2012 and 2014, respectively. No unvested Series C Units were forfeited during 2013. Approximately 1.9 million vested Series C Units held by former employees of the Company were repurchased for $0.2 million in 2013.

Series D Unit Issuances

As of December 31, 2013 and 2014, First Wind was authorized to issue up to 30 million Series D Units and had issued 27 million Series D Units. These units are generally used for employee compensation purposes and are granted by series at zero cost to the grantee. Employee Series D Unit awards generally cliff vest in three equal annual installments over a three-year term of continuous service, with accelerated vesting upon a change in control as defined in a RUA which each grantee is required to execute.

The terms of the RUA require the forfeiture of any unvested Series D Units upon a unit holder’s separation of service from the Company. No unvested Series D Units were forfeited during 2013 and 2014.

NOTE 13 —UNIT-BASED COMPENSATION

As discussed in Note 12, First Wind has issued Profits Interests as unit-based compensation to its employees. Effective January 1, 2006, the Company adopted ASC 718-20 Compensation-Stock Compensation (ASC 718-20), which establishes the accounting for employee unit-based awards. Under the provisions of ASC 718-20, unit-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant). The Company recognizes unit-based compensation expenses associated with the Profits Interests on a straight-line basis over the requisite service period using the fair value method. The Series C Units issued in exchange for Series B Units did not result in incremental value being recorded; therefore, compensation expense for the Series C Units issued in the exchange equals the compensation expense that would have been recorded for the Series B Units if they had remained outstanding.

The fair value of each Series B Unit was estimated using a probability-weighted expected return model. Under a probability-weighted expected return model, the value of an enterprise equity instrument is estimated based upon

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

an analysis of future values assuming various possible future liquidity events. Equity instrument value is based on the probability-weighted present value of expected cash flows, considering each of the possible future events, as well as the rights and preferences of each unit class. The fair values of the initial grants of Series C Units and Series D Units in 2011 were estimated using the Black-Scholes option pricing model.

The following table summarizes Profits Interests activity:

	Year ended December 31,
	2013		2014
	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Outstanding balance at beginning of year	177,121,648	$—	177,466,485	$—
Granted, above fair value	2,284,000	—	—	—
Forfeited	—	—	(4,010,875)	—
Series C Units repurchased	(1,939,163)	—	—	—

Outstanding at end of period	177,466,485	—	173,455,610	—

Units vested at end of period	165,873,485		176,895,485

Unvested units	Units	Weighted Average Grant Date Fair Value
Balance at December 31, 2012	37,779,897	$—
Granted	2,284,000	—
Vested	(26,531,734)	—
Forfeited	(1,939,163)	—

Balance at December 31, 2013	11,593,000	$—
Vested	(11,022,000)	—
Forfeited	—	—

Balance at December 31, 2014	571,000	$—

Unit-based compensation expense is included in the accompanying statements of comprehensive income (loss) for the years ended December 31, 2012, 2013 and 2014 as follows (in thousands):

	2012	2013	2014
Project development expenses	$450	$—	$—
General and administrative expenses	761	—	—

	$1,211	$—	$—

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 14 —COMMITMENTS AND CONTINGENCIES

Operating Leases

As of December 31, 2014, the Company was obligated under long-term non-cancelable operating leases, primarily for land, offices and office equipment. Rental expense for lease commitments under these operating leases for the years ended December 31, 2012, 2013 and 2014 was $6.0 million, $7.3 million and $6.9 million, respectively.

Future minimum lease payments under these operating leases at December 31, 2014 for 2015 through 2019 and thereafter were as follows (in thousands):

2015	$4,848
2016	4,745
2017	4,483
2018	4,392
2019	4,366
Thereafter	65,605

$88,439

In certain of the Company’s land lease agreements, the Company is obligated to decommission all renewable energy project equipment and restore the land to original condition, excluding removal of access roads, upon expiration, cancellation or termination of the land lease agreements. In connection with KWP I and KWP II, the Company was required to provide to the lessor letters of credit in the amount of $1.5 million, each to ensure performance under the contract and to guarantee resources for decommissioning and reclamation. The Company pays quarterly letter of credit fees based on an annual rate of 1.75%. These letters of credit will remain in effect during the full terms of the leases, including option extensions.

Power Purchase Agreements

The Company enters into long-term PPAs with customers, generally electric utility companies, to sell all or a fixed proportion of the electricity generated by one of the Company’s projects, sometimes bundled with RECs and capacity. Electricity payments are calculated based on the amount of electrical energy delivered at a designated delivery point and may include fixed and variable price terms. Certain of the PPAs provide for potential payments by the Company if it fails to meet minimum target levels.

The Company generally enters into PPAs prior to its renewable energy projects’ beginning construction and/or commencing commercial operations. Pursuant to the terms of certain PPAs, the Company may be required to make payments to the relevant power purchaser under certain conditions, such as shortfall on delivery of electricity, failure to meet certain performance threshold requirements or failure to commence commercial operations by a scheduled date.

Turbine Supply, Warranty and Operations and Maintenance Agreements

Turbine Supply Agreements. The Company enters into Turbine Supply Agreements (TSAs), through wholly-owned subsidiaries, with suppliers for the procurement of wind turbine generators and related equipment. In December 2010, the Company renegotiated its TSAs with Clipper Windpower, LLC and Clipper Windpower Holdings (together, Clipper) in order to convert its firm purchase commitments into rights to purchase turbines, and the Company also extended the delivery schedule for its existing orders. These agreements provided the Company with the right to acquire turbines representing 433 MW of capacity for installation over the period from 2011 to 2015. As of December 31, 2012, the Company had paid approximately $60 million in deposits and progress payments for these turbines. A partial recovery of these deposits was included as part of the Master Agreement entered into in 2013, which released Clipper from any obligations under the TSA, described further below.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In September 2013, the Company executed a Master Supply Agreement (MTSA) with Vestas American Wind Technology, Inc. (Vestas) for the option to acquire wind turbine generators and related equipment representing up to 718 MW to be utilized at multiple projects designated under the agreement. As of December 31, 2014, the Company has paid approximately $37.9 million in deposits for these turbines. Under the MTSA, upon issuance of full notice to proceed for a project a TSA will be executed for such project.

In December 2013, Route 66 executed a $155.3 million TSA under the MTSA for the delivery of 75 V110-2.0 MW turbines in early 2015. The TSA also includes a 10-year maintenance and warranty component. As of December 31, 2014, the Company has paid approximately $99.2 million in deposits for these turbines with the remaining to be paid in progress payments through the date the project achieves commercial operations.

On April 11, 2014, Oakfield executed a $147.5 million TSA under the MTSA for the delivery of 48 3.075 MW turbines in early 2015. The TSA also includes a 10-year maintenance and warranty component, which commences upon commercial operation. As of December 31, 2014, the Company has paid approximately $74.6 million in deposits for these turbines with the remaining to be paid in progress payments through the date the project achieves commercial operation.

In June 2014, the South Plains executed a $191.3 million TSA under the MTSA for the delivery of 100 Vestas V100, 2.0 MW wind turbines to be delivered by September 2015. The TSA also includes a 10-year maintenance and warranty component, which commences upon commercial operation. As of December 31, 2014, the Company has paid approximately $101 million in deposits for these turbines with the remaining to be paid in progress payments through the date the project achieves commercial operation.

Warranty and Guarantee Agreements. The Company may enter into warranty and guarantee agreements (WGAs) with the suppliers of wind turbines and solar panels. These suppliers guarantee the delivery and performance of the turbines and related equipment in accordance with technical specifications defined in the WGA and they agree to perform services throughout the term of the WGA to maintain the performance of the turbines in accordance with these defined technical specifications. The WGAs generally commence on the start-up and commissioning of the project.

Operations and Maintenance Agreements. The Company may enter into operations and maintenance (O&M) agreements with suppliers of its wind turbine generators and related equipment. Under the terms of the O&M agreements, the suppliers perform all scheduled routine maintenance, repairs, and replacement and management of spare parts related to the wind turbine generators, solar panels and related equipment upon commencement of commercial operations.

Clipper Master Agreement. On February 8, 2013, First Wind and certain of its subsidiaries entered into a Master Agreement with respect to the turbines owned and operated by these subsidiaries. Under the Master Agreement, United Technologies Corporation was released from its guaranty obligations related to the Company’s Sheffield project and Clipper was released from any outstanding and future warranty claims with respect to these turbines. In conjunction with entering into the Master Agreement, the Company’s affected subsidiaries transitioned from the existing O&M agreements with Clipper to O&M and parts supply arrangements with affiliates of First Wind. TSA payments in the amount of $470.2 million and payments totaling $14.8 million related to Clipper O&M agreements for 2013 through 2016 are no longer required to be made.

Claims and Fees. Payments received for warranty claims filed are recorded in the statement of operations within other income or, in cases where the warranty claim covers lost revenues, the warranty claims are recorded within revenues. During the year ended December 31, 2012, the Company recognized $0.6 million in revenue from warranty payments. No warranty payments were received for the years ended December 31, 2013 or 2014. Fees under these agreements for the years ended December 31, 2012, 2013 and 2014 amounted to $20.2 million, $17.4 million and $17.4 million, respectively, and are included in project operating expenses on the accompanying consolidated statements of comprehensive income (loss).

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company was committed to make the following future payments under the WGA and O&M agreements as of December 31, 2014 as follows (in thousands):

2015	$14,208
2016	14,216
2017	14,223
2018	14,230
2019	14,237
Thereafter	4,705

$75,819

Balance of Plant Agreements

The Company enters into balance of plant (BOP) agreements with contractors for the construction of the major components of its renewable energy projects, including access roads, tower foundations and turbine erection as well as other long term service agreements. As of December 31, 2014, the Company estimated the following remaining commitments due in 2015 to be approximately $120.8 million.

Letters of Credit

The Company’s customers and vendors and regulatory agencies often require the Company to post letters of credit in order to guarantee performance under relevant contracts and agreements. The Company is also required to post letters of credit to secure obligations under various swap agreements and leases and may, from time to time, decide to post letters of credit in lieu of cash deposits in reserve accounts under certain financing arrangements. The amount that can be drawn under some of these letters of credit may be increased from time to time subject to the satisfaction of certain conditions. The Company was contingently liable for performance under letters of credit totaling $152.7 million as of December 31, 2013, of which $29.8 million was guaranteed by First Wind and the remaining $122.9 million were non-recourse liabilities of subsidiaries of First Wind. As of December 31, 2014, letters of credit totaled $162.6 million, of which $34.0 million was guaranteed by First Wind and the remaining $128.6 million were non-recourse liabilities of subsidiaries of First Wind. As of December 31, 2014, the Company and certain subsidiaries had total additional availability under committed letter of credit facilities of $33.4 million.

As of December 31, 2014, the Company had the following outstanding letters of credit (in thousands):

PPAs and REC contracts	$73,890
Financing agreements	32,471
Commodity swap agreements	1,500
Regulatory agencies	15,983
Interconnection agreement	28,953
Leases	600
Other	9,168

$162,565

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Guarantee Agreements

The Company has provided guarantees to certain of its institutional tax equity investors in connection with its tax equity financing transactions. These guarantees do not guarantee the returns targeted by the tax equity investors, but rather support any potential indemnity payments payable under the tax equity agreements.

Milford I and Milford II are contractually obligated to deliver a minimum amount of energy to SCPPA in connection with the prepayment under the Milford I and Milford II PPAs. In the event either of the projects does not deliver the contractual amount of energy, the projects may be required to purchase and deliver replacement energy, under the terms of their respective PPAs. In 2013, Milford II failed to meet the guaranteed generation. Under the terms of its guarantee agreement, the Company may have to provide replacement energy if it is not able to make up the difference within the contractually specified 2 year time frame. The Company believes that the maximum future payments under this guarantee, though not probable, would be immaterial. As of December 31, 2014, no related liability is included in the accompanying consolidated balance sheet.

Legal Proceedings

The Company is involved from time to time in litigation and disputes arising in the normal course of business, including proceedings contesting our permits or the operation of our projects. Management does not believe these proceedings will, if determined adversely, have a material adverse effect on the financial condition, results of operations and liquidity of the Company.

NOTE 15 —RELATED PARTY TRANSACTIONS

In the normal course of business, the Company engages in transactions with related parties, including affiliates of members of the Company.

Investment and Administrative Services Agreement

On May 2, 2008, the Company contributed approximately $3.4 million of cash and property in exchange for a 30% investment in Deepwater Wind, LLC (Deepwater), an off-shore wind energy company. The Company has significant influence but not control over Deepwater, therefore the Company accounts for this investment using the equity method of accounting. A member of First Wind has a majority investment in Deepwater. The Company committed to provide contributions of $120 million to Deepwater; however, the Company has the right to opt out of making such contributions, which could result in the dilution of the Company’s interest in Deepwater. As of December 31, 2014, the Company’s interest had been diluted to less than 10%.

First Wind Energy, LLC (First Wind Energy), a wholly-owned subsidiary of First Wind, whereby First Wind Energy provides management services to Deepwater. As part of its management services, First Wind Energy provides accounting, project management and other administrative services.

Kawailoa Administrative Services Agreement

First Wind Energy has entered into an administrative services agreement (ASA) with Kawailoa, a subsidiary of the D. E. Shaw group, whereby First Wind Energy provides management services to Kawailoa. As part of its management services, First Wind Energy provides accounting, project management and other administrative services.

Power County Administrative Services Agreement

First Wind Energy has entered into an ASA with Power County Wind Parks, LLC (Power County), a subsidiary of the D. E. Shaw group, whereby First Wind Energy provides management services to Power County. As part of its management services, First Wind Energy provides accounting, project management and other administrative services.

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Palouse Administrative Services Agreement

First Wind Energy has entered into an ASA with Palouse, a subsidiary of Corridor Energy as of December 31, 2014, whereby First Wind Energy provides management services to Palouse. As part of its management services, First Wind Energy provides accounting, project management and other administrative services.

Route 66 Development Services Agreement

First Wind energy has entered into a Development Services Agreement (DSA) with Route 66, a subsidiary of Corridor Energy as of December 31, 2014, whereby First Wind Energy is responsible for construction management, accounting, commercial asset and overhead management, and other administrative tasks during the project construction period. No construction services fees are incurred through this agreement except for costs and expenses which are reimbursed to First Wind Energy.

NOTE 16 —EMPLOYEE BENEFIT PLANS

401(k) Plan

In 2006, the Company established a 401(k) Plan (the Plan) for the benefit of its U.S. employees. Employees of the Company are eligible to participate in the Plan immediately upon employment. Contributions are made by the employees through pre-tax deductions and by the Company up to a maximum percentage of the employee’s annual salary as specified by the Plan. The Company’s contributions to the Plan were $0.9 million, $0.8 million and $0.9 million for the years ended December 31, 2012, 2013 and 2014, respectively.

NOTE 17 —SUBSEQUENT EVENTS

The following significant transactions occurred subsequent to December 31, 2014:

MNA Buyout

On January 14, 2015, the First Wind Operating Entities purchased from its partner, Makani Nui Associates, LLC (MNA), the membership interests in Hawaii Holdings, LLC and Kahuku Holdings, LLC, partial owners of KWP II and Kahuku, respectively. The equity interests were purchased for $2.4 million.

Sale of Remaining Investment in Corridor Energy

On January 28, 2015, the Company sold its 10% membership interest in Corridor Energy.

TERP/SUNE Acquisition

On January 29, 2015, First Wind and its subsidiaries were acquired by SunEdison and TerraForm. Certain loans and related interest rate swaps were paid off as noted in Note 7.